Filed Pursuant to Rule 424(b)(3)

Registration No. 333-185676

TRILINC GLOBAL IMPACT FUND, LLC

SUPPLEMENT NO. 9 DATED NOVEMBER 18, 2013

TO THE PROSPECTUS DATED FEBRUARY 25, 2013

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of TriLinc Global Impact Fund, LLC (the “Company”), dated February 25, 2013 (the “Prospectus”). This Supplement No. 9 supersedes all prior supplements. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purposes of this Supplement are as follows:

A.	To provide information regarding our public offering;

B.	To provide information regarding distributions declared;

C.	To update disclosures in the section of the Prospectus titled “Suitability Standards;”

D.	To update disclosures in the section of the Prospectus titled “Questions and Answers;”

E.	To update disclosure in the section of the Prospectus titled “Prospectus Summary;”

F.	To update disclosures in the section of the Prospectus titled “Business;”

F.	To update disclosures in the section of the Prospectus titled “Management;”

G.	To update disclosures in the section of the Prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

H.	To update disclosures in the section of the Prospectus titled “Unit Repurchase Program;”

I.	To update disclosures in the section of the Prospectus titled “Control Persons and Principal Unitholders;”

J.	To update disclosures in the section of the Prospectus titled “Distribution Reinvestment Plan;”

K.	To update disclosures in the section of the Prospectus titled “Plan of Distribution;”

L.	To update disclosures in the section of the Prospectus titled “Federal Income Tax Considerations—Tax-Exempt Investors;”

M.	To update the form of our subscription agreement in Appendix B to the Prospectus;

N.	To update our distribution reinvestment plan in Appendix C to the Prospectus; and

O.	To include our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013

A.	Status of Our Public Offering

On June 11, 2013, our Sponsor purchased $2.4 million in Class A units and on June 13, 2013, our Sponsor purchased an additional $500,000 in Class A units. Certain investors in the Sponsor, including Baldwin Brothers, Inc. and Chilton Capital Management LLC, provided funds for this investment. Therefore, as of June 11, 2013, we had raised sufficient offering proceeds to satisfy the minimum offering requirements for our initial public offering with respect to all states other than the state of Pennsylvania. Accordingly, the offering proceeds received were released from escrow on June 11, 2013 and we commenced operations.

As of November 8, 2013, we had raised gross proceeds of approximately $11.1 million from the sale of approximately 1.2 million units of our limited liability company interest, including units issued pursuant to our distribution reinvestment plan.

Based on the valuation with respect to the quarter ended September 30, 2013, our board of managers has determined that no change to the offering price of our units is required and we are continuing to sell our units at their original price of $10.00 per Class A unit, $9.576 per Class C unit and $9.186 per Class I unit. However, the valuation and the offering prices would have decreased if the Sponsor had not absorbed a substantial portion of our operating expenses since we began our operations.

B.	Declaration of Distributions

On October 30, 2013, with the authorization of our board of managers, we declared distributions for all classes of units for the period from November 1 through November 30, 2013. These distributions will be calculated based on unitholders of record for each day in an amount equal to $0.00173082 per unit per day (less the distribution fee with respect to Class C units). On or before December 3, 2013, these distributions will be paid in cash or reinvested in our units, for those investors participating in our unit reinvestment plan. Some or all of these distributions may be paid from sources other than cash flow from operations, such as cash resulting from a waiver or deferral of fees, and/or proceeds from this offering.

C.	Update to the Section Titled “Suitability Standards”

1.	The following disclosure is inserted as a new paragraph after Ohio suitability standards in the “Suitability Standards” section on page 2 of the Prospectus:

“Oklahoma: In addition to the minimum suitability standards described above, Oklahoma residents’ investments in us must not exceed ten percent (10%) of their liquid net worth.”

2.	The following disclosure replaces in its entirety the Tennessee suitability standards paragraph in the “Suitability Standards” section on page 2 of the Prospectus:

“Tennessee: In addition to the suitability standards above, Tennessee residents must have a minimum annual gross income of $100,000 and a minimum net worth of $100,000, or a minimum net worth of $500,000 exclusive of home, home furnishings and automobile. In addition, Tennessee residents’ investment must not exceed ten percent (10%) of their liquid net worth.”

D.	Update to the Section Titled “Questions and Answers”

The following disclosure is inserted as a new paragraph after “Q: What is the experience of TriLinc Advisors?” question and answer paragraph on page 5 of the Prospectus:

Q: What is impact investing?

A: Simply stated, impact investing is defined as investing with the specific objective of achieving both a competitive financial return and positive, measurable economic, social and/or environmental impact. More broadly, impact investing is an emerging asset class that has captured the attention of some of the most sophisticated money managers in the world, who understand the power of mobilizing private capital to help solve some of the world’s biggest social and economic challenges. JP Morgan Global Research reports that impact investing is expected to constitute 5% to 10% of investor portfolios within 10 years. Further, according to the U.S. State Department, this emerging class of investors is generating business opportunities that analysts estimate could reach between $500 billion and several trillion dollars over the next decade.

E.	Update to the Section Titled “Prospectus Summary”

The following disclosure supersedes and replaces the last sentence in the section titled “Prospectus Summary—Our Advisor” on page 15 of the Prospectus:

“In addition, our Sponsor had purchased through June 13, 2013, an additional $2.9 million in Class A units to further align its interests with the interests of the investors. Certain investors in the Sponsor, including Baldwin Brothers, Inc. and Chilton Capital Management LLC, provided funds for this investment.”

F.	Update to the Section Titled “Business”

1.	The following information updates and supplements the “Business” section of the Prospectus to provide certain information regarding our investment portfolio as of September 30, 2013.

Certain Portfolio Characteristics

Average Portfolio Loan Size	$816,430
Weighted Average Portfolio Duration[1]	0.81 years
Weighted Average Position Yield	13.3%
USD Denominated	100%
Countries	3

[1]	Duration is calculated through the average turn of trade finance transactions and the contracted amortization of term loans.

Impact Overview

Percentage of TriLinc borrowers that:

• Comply with local environmental, labor, health, safety and business laws, standards and regulations	100%

• Demonstrate their positive impact on the community through community service and/or community donations	100%

• Commit to working towards implementing international environmental and health and safety best practices	100%

• Implement environmentally sustainable practices, including energy savings, waste reduction and/or conservation	80%

Total Employees	3,153

• Percentage receiving training or technical assistance	88%

• Percentage female employees	45%

Borrower Impact Objectives (total over 100% as borrowers can choose multiple):

• Job Creation	80%

• Capacity Building	20%

• Access To Financial Services	20%

2.	The following disclosure supplements the “Business” section of the Prospectus to provide an informational overview with respect to one of the Company’s recent investments, as of September 30, 2013:

Sustainable Timber Exporter

Investment Overview

Security Type	Senior Secured Trade Finance
Structure	Revolving facility
Total Facility Amount	$500,000
Total Amount Outstanding	$500,000
Interest Rate	9.85%
Sector	Timber
Collateral Coverage Ratio[1]	1.25x
Primary Impact Objectives	Job Creation, Capacity Building

[1]	The collateral coverage ratio is the amount of collateral the borrower must maintain in relation to the total amount outstanding on the facility.

Borrower Background

According to the Chilean Timber Association, the timber industry is a primary driver of Chile’s economy, directly employing more than 120,000 workers and accounting for over 12% of the country’s exports as of 2011. When the industry began 30 years ago, companies that owned and operated large plantations generally dominated the sector. In the early 1990s, two Chilean businessmen founded a timber company that took a different approach: one that would provide opportunities for smallholder farmers cultivating eucalyptus trees in southern Chile by connecting them with paper manufacturers in Japan.

The company showed promising growth, and nine years ago it needed financing to purchase more timber. One of our sub-advisors provided funding, and this strong relationship continues today through a secured trade finance facility with us. Since the relationship started, the timber company has expanded substantially, increasing revenues nearly threefold. Through its business operations alone, the borrower estimates that it has directly or indirectly created 500 jobs in the region.

Equally important, the company has prospered in a sustainable way. Eucalyptus wood is ideal for forestry since after harvesting the timber, the trees can typically grow back repeatedly from the same root system. The company holds a certification from the Forest Stewardship Council (FSC), a nonprofit organization that verifies that the farmers providing wood chips meet international environmental and ecological standards. The company also sells forest residue to new thermal power plants, which are more energy efficient than older coal-fired plants in Chile.

Additionally, for the past five years the company has granted annual scholarships to low-income students in the area. True to its original vision, it is helping cultivate not only eucalyptus trees, but the community’s future.

3.	The following disclosure is inserted as a new sentence before the last sentence in the bullet point titled “Significant Experience of Management of our Advisor and Sub-Advisors” in the “—Potential Competitive Strengths” section on page 50 of the Prospectus:

“The principals of our sub-advisors have collectively deployed more than $23 billion in developing economy debt transactions.”

4.	The last sentence of the first paragraph in the “—Market Opportunity—SME Lending has been shown to generate attractive returns” section on page 55 of the Prospectus is deleted in its entirety and replaced with the following:

“Another survey conducted by the World Bank in 2008 found that banks in developing economies report lower default rates for their SME portfolios than banks in developed economies, yet realize average interest rates that are at least 6% higher than the developed economy average. The same survey found that banks lending to medium-size businesses in developing countries charge interest rates ranging from 11-15%.”

5.	The bullet points at the end of the first full paragraph on page 60 of the Prospectus in the “—Investment Strategy—Expertise —Investing with Sub-advisors” section are deleted in their entirety and replaced with the following:

•	The International Investment Group L.L.C. (IIG): is an alternative investment management firm founded in 1994 that focuses primarily on international trade finance and fixed income investments to small and medium enterprises in developing economies. The company has deployed over $8.0 billion in investments since its inception and currently manages and / or services approximately $600 million in assets. IIG is headquartered in New York with additional representatives in Argentina, Brazil, Chile, Curacao, Ecuador, Malta, Paraguay, Peru and Uruguay.

IIG’s management team has well over 100 years of cumulative experience in trade finance and fixed income investments. They are selective in transaction sourcing and execution, and typically work in conjunction with a large network of legal teams, banks, merchants, brokers, professional organizations, investors and local representatives. IIG believes working with a well-rounded and diversified network provides greater insight into local market conditions and enables the firm to capitalize on attractive investment opportunities. IIG believes they are a leader because they perform robust due diligence, can quickly identify and capitalize on investment opportunities and carefully structure investments to minimize transactional risk. IIG will serve as a primary sub-advisor.

•	Asia Impact Capital Ltd (AIC): an investment firm advised by the founding principals of TAEL Partners Ltd (“TAEL”) and was established to provide investment management services to us. TAEL is a leading Southeast Asian investment firm founded in 2007 by seasoned industry veterans with long term track records and diverse investment capabilities across Southeast Asia. TAEL’s investment professionals have deep roots in Southeast Asia and extensive experience working for leading financial institutions on both international and local levels. The company has a hands-on approach and can adapt and tailor its investment structures to the nuances of the Southeast Asian markets while partnering with established, growing businesses. Leveraging its wide and established network of business relationships in the region, TAEL generally enjoys an absence of competitive bidding, and is often able to undertake investments at attractive pricing levels.

TAEL’s founding principals have over 70 years of collective Asian market investment experience and have closed over $30 billion worth of transactions across a diverse range of industries. Importantly, TAEL’s principals have worked together as a cohesive and successful team for over 10 years and will jointly advise AIC in its investment activities. AIC will leverage TAEL’s robust support team that includes over 20 seasoned investment professionals across 4 offices (Singapore, Kuala Lumpur, Bangkok and Jakarta) who help source, underwrite and execute transactions. AIC, through its advisor, is expected to benefit from TAEL’s strong network of over 200 relationships with leading regional business groups and owners – many of which were forged during the 1997 Asian financial crisis and further cultivated in the years since. AIC intends to operate with close alignment of interests with its borrower companies to jointly establish and achieve common business, investment and impact objectives. AIC will serve as a primary sub-advisor.

•	GMG Investment Advisors, LLC (GMG): headquartered in New York with strategic partners operating in Brazil, Colombia and Peru, GMG is a specialized emerging market asset management firm focused on private credit investments in Latin America. The Company’s lineage dates back to 2002 to the founding of Global Securities Advisors (“GSA”) GP – a specialized emerging market asset management firm. In 2010, Greg Gentile, former Head of Latin America Credit at both Lehman Brothers and Barclays Capital, along with several of his team members, joined forces with the GSA team, enhancing its structuring and Latin American asset management experience to create GMG. GMG, along with GSA, has originated, structured and invested over $300 million in secured private credit transactions in Latin America and operates its own in-house securitization platform which is used to obtain custom-tailored, non-recourse financing via structured notes to help achieve equity like returns.

GMG utilizes its strategic partnership with Global Securities Group (“GSG”), a financial institution with over 300 employees in the Americas and more than $1.0 billion in client assets, to help originate a number of investment opportunities in the Latin American region. GMG serves as a secondary sub-advisor.

6.	The following disclosure is inserted after the second sentence in the section titled “—Our Investment Process—Measuring Impact” on page 63 of the Prospectus:

“The Global Impact Investing Network (“GIIN”) is the leading organization dedicated to increasing the scale and effectiveness of impact investing as well as transparency, credibility and consistency in impact performance reporting. Many impact investment funds, including us, use GIIN’s Impact Reporting and Investment Standards (“IRIS”) guidelines to help communicate their social, environmental, and financial performance using consistent industry terms, definitions and measures. This consistency helps investors review and compare performance for more accurate assessment and comparison, and helps portfolio organizations track and improve their business and social performance.”

7.	The following disclosure is added as a new sentence at the end of “Business—Our Investment Process —Impact Monitoring —Monitoring” section on page 66 of the Prospectus:

“We will utilize our proprietary TriLinc Impact Management Engine (“TIME”) system, which incorporates many of the leading impact industry standards to help analyze, measure and report on the ongoing impact of our investments.”

8.	The following disclosure is added as a third bullet point in the Report Impact Metrics section of the chart in the “Business—Our Investment Process” section on page 66 of the Prospectus:

•	Provide investors with an annual impact report, as well as period updates, that highlight portfolio statistics and individual company metrics.

G.	Update to the Section Titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”

The last sentence of the “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Critical Accounting Policies and Use of Estimates—Revenue Recognition” section on page 77 of the Prospectus is deleted in its entirety and replaced with the following:

“Structuring and similar fees are recognized as income as earned, usually when paid. Structuring fees are included in interest income.”

H.	Update to the Section Titled “Management”

1.	In October 2013, Mark Torline resigned from his position as the Chief Operating Officer of the Company and the Advisor. Mr. Torline’s role as President of the Company is continuing but his duties are being restructured so that his responsibilities will consist of being on the investment committee and serving as a senior advisor to the Company. He will also continue as a manager of the Company and as the President and a manger of the Advisor. The disclosure in the section of the Prospectus titled “Management of the Company” is updated, as appropriate, to reflect Mark Torline’s departure from his position as the Chief Operating Officer of the Company and the Advisor. The disclosure on pages 14, 49, 83, 84 and 90 of the Prospectus is updated, as appropriate, to delete references to Mr. Torline’s positions as the Chief Operating Officer of the Company and the Advisor.

2.	In October 2013, the Company appointed Brent L. VanNorman to serve as the Company’s Chief Operating Officer, Interim Chief Financial Officer and Secretary as well as the Chief Operating Officer, Chief Financial Officer and Chief Compliance Officer of the Advisor. The disclosure in the section of the Prospectus titled “Management of the Company” and throughout the Prospectus, as appropriate, is updated to reflect Mr. VanNorman’s positions and biography as set forth below:

Brent L. VanNorman, Esq., CPA, Chief Operating Officer, Interim Chief Financial Officer and Secretary

Brent L. VanNorman has served as our Chief Operating Officer, Interim Chief Financial Officer and Secretary and as Chief Operating Officer and Chief Financial Officer of the Advisor since October 2013. Prior to joining us, Mr. VanNorman, age 53, served as a key member of the Intellectual Property and Litigation Team for the international law firm of Hunton & Williams LLP, beginning his practice there in 2000, and terminating when he joined the Company. Prior to practicing law, Mr. VanNorman served as a Chief Information Officer for The Title Office, where he managed the accounting, data processing and marketing departments, along with 15 of the company’s 42 offices.

Prior to his tenure at The Title Office, Mr. VanNorman was a Senior Manager with the international CPA firm of Crowe Horwath (formerly Crowe Chizek), where he oversaw large consulting projects in the firm’s Systems Consulting Group. In addition to appearing in many federal courts throughout the country and at all levels in the Virginia state court system, Mr. VanNorman is a patent attorney. He is also a Certified Public Accountant, Certified Computer Programmer and is Certified in Production and Inventory Management. Mr. VanNorman graduated magna cum laude from Anderson University in Anderson, Indiana, with majors in Accounting and Computer Science. He was recognized as the Outstanding Accounting graduate. Mr. VanNorman graduated summa cum laude, from Regent University School of Law and was recognized as the Outstanding Law School Graduate in addition to being Editor-in-Chief of the school’s law review. He has served as an adjunct law professor at his alma mater. Mr. VanNorman is Gloria S. Nelund’s brother-in-law. Mr. VanNorman brings a breadth of experience in business, accounting, data processing, and the law to the TriLinc’s management team. Mr. VanNorman has served on the Board of Directors of IMPACT International, a not for profit, since 2004.

3.	Following Mr. Torline’s resignation, Gloria Nelund was appointed as the Chief Compliance Officer of the Advisor. The disclosure in Gloria Nelund’s biography on page 83 of the Prospectus is updated to reflect that Ms. Nelund has served as the Chief Compliance Officer of the Advisor since October 2013. The disclosure on page 90 of the Prospectus is updated to reflect Ms. Nelund’s current position as the Chairman, Chief Executive Officer and Chief Compliance Officer of the Advisor.

4.	The disclosure in the section of the Prospectus titled “Management of the Company” is updated, as appropriate, to reflect Scott Becker’s departure from his position of the Corporate Controller and Secretary of the Company and the Advisor. All references to Mr. Becker on pages 83, 86 and 90 of the Prospectus are deleted in their entirety.

5.	The disclosure in the section of the Prospectus titled “Management of the Company” is updated, as appropriate, to reflect Joshua Zuckerwise’s departure from his positions of Chief Financial Officer and Chief Compliance Officer of the Company and the Advisor. All references to Mr. Zuckerwise on pages 85, 86 and 90 of the Prospectus are deleted in their entirety.

I.	Update to the Section Titled “Unit Repurchase Program”

The last paragraph in the “Unit Repurchase Program” section on page 112 of the prospectus is deleted in its entirety and replaced with the following:

“We have received exemptive relief from the SEC, which will allow us to conduct repurchases as noted above.”

J.	Update to the Section Titled “Control Persons and Principal Unitholders”

The beneficial ownership table on page 113 of the Prospectus is deleted in its entirety and replaced with the following:

Name of Beneficial Owner (1)	Number of Class A Units Beneficially Owned		Percent of All Units
TriLinc Global, LLC(2)	321,329.64		23.30%
TriLinc Advisors, LLC	22,161		1.61
Gloria S. Nelund(3)	—	(2)	—
Mark Torline(3)	—	(2)	—
Paul Sanford	—		—
Brent L. VanNorman	1,108.03		0.08
Terry Otton	—		—
Cynthia Hostetler	—		—
R. Michael Barth	—		—
All control persons as a group	344,598.67		24.98%

(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.
(2)	Does not include 22,161 units owned by TriLinc Advisors, which is controlled by TriLinc Global LLC, as its managing member.
(3)	Our Advisor, TriLinc Advisors, LLC, is controlled by our Sponsor, TriLinc Global LLC, as the managing member. Our Sponsor, TriLinc Global LLC, is presently directly or indirectly controlled by Gloria Nelund and Mark Torline, and as such, each of them may be deemed to be the beneficial owner of the units owned by our Advisor and our Sponsor.

K.	Update to the Section Titled “Distribution Reinvestment Plan”

Upon approval of our board of managers, we have amended and restated our distribution reinvestment plan to allow our unitholders to elect to participate in the distribution reinvestment plan with respect to all or a portion of the unitholder’s distributions. Prior to this amendment, our unitholders were required to participate in the distribution reinvestment plan only with respect to the full amount of such unitholder’s distributions. We provided notice of the amendment to our unitholders on September 12, 2013. In accordance with the terms of the distribution reinvestment plan, the amended and restated distribution reinvestment plan went into effect on September 23, 2013.

The disclosure in the section of the Prospectus titled “Distribution Reinvestment Plan” on page 114 of the Prospectus is updated as appropriate to reflect this amendment. Specifically, all references to the “full amount” of cash distributions in the first sentence of the section and the third sentence of the second paragraph of that section are replaced with references to “all or a portion of” cash distributions. In addition, the second sentence of the fifth paragraph of the section is replaced with the following: “If you are a registered unitholder, you may elect to have all or a portion of your distribution reinvested in additional units by notifying DST Systems, Inc., the reinvestment agent, and our transfer agent and registrar, in writing so that such notice is received by the reinvestment agent no later than the record date for distributions to unitholders.”

L.	Update to the Section Titled “Plan of Distribution”

To conform to the disclosure in other sections of the Prospectus, the second sentence of the sixth paragraph in the section titled “Plan of Distribution” on page 124 is deleted in its entirety and replaced with the following:

“Subsequent to satisfying the minimum offering requirement, we will sell units on a continuous basis at an initial offering price of $10.00 per Class A unit, $9.576 per Class C unit and $9.186 per Class I unit; however, following the commencement of valuations, to the extent that our net asset value on the most recent valuation date increases above or decreases below our net proceeds per unit as stated in this prospectus, our board of managers will adjust the offering prices of all classes of units to ensure that no unit is sold at a price, after deduction of selling commissions, dealer manager fees and organization and offering expenses, that is above or below our net asset value per unit as of the most recent valuation date.”

M.	Update to the Section Titled “Federal Income Tax Considerations—Tax-Exempt Investors”

The second to last sentence of the second paragraph in the section titled “Federal Tax Considerations—Tax-Exempt Income” on page 140 of the Prospectus is deleted in its entirety.

N.	Updates to the Form of Subscription Agreement in Appendix B of the Prospectus

The subscription agreement beginning on page B-1 of the Prospectus is hereby deleted in its entirety and replaced with the following:

Appendix B

Subscription Agreement
1. Investment
Amount of Subscription State of Sale
Minimum Initial Investment is $2,000
Money Orders,Traveler’s Checks, Starter Checks, Foreign Checks, Counter Checks,Third Party Checks or Cash cannot be accepted.
Payment will be made with: Enclosed Check Funds Wired
2. Unit Class
Please consult with your financial representative and check one of the following options pertaining to the class of units you intend to purchase.The Prospectus contains additional information regarding the unit classes, including the different fees which are payable with respect to each class.
Class A Units Class C Units Class I Units
3. Investment Title
Please print names in which units are to be registered. (This is the name that will appear on your statement.)
Title Line 1
Title Line 2
4. Account Type—Check One Box Only
Account Type Additional Required Documentation
Individual If TOD, Transfer on Death form
Joint Tenants (WROS)* Tenants in Common* If JTWROS TOD, Transfer on Death form Community Property* *All parties must sign Trust Trustee Certification form or trust documents
Estate Documents evidencing individuals authorized to act on behalf of estate
Custodial UGMA: State of:             UTMA: State of:             None
Corporation C Corp S Corp Articles of Incorporation, Corporate Resolution LLC LLC Operating Agreement, LLC Resolution
Partnership Partnership Certification of Powers, Certificate of Limited Partnership Non-Profit Organization Formation document or other document evidencing authorized signers
Profit Sharing Plan Defined Benefit Plan Pages of plan document that list plan name, date, trustee name(s) and signatures KEOGH Plan Traditional IRA SEP IRA ROTH IRA None Simple IRA Inherited IRA
Other (Specify)

5.	Investor Information

Primary Investor is: Individual,Trust/Qualified Plan, Entity, Minor (UGMA/UTMA)
Secondary Investor is: Additional Accountholder,Trustee, Officer/Authorized Signer, Custodian (UGMA/UTMA)
Primary Investor Name SSN DOB
Secondary Investor Name SSN DOB
Trust/Qualified Plan/Entity Name (if applicable) TIN

5. Investor Information
Street Address
City State Zip Code Mailing Address (optional) City State Zip Code
Phone (day) Phone (evening) Email
US Citizen US Citizen residing outside the US Resident Alien Check here if you are subject to backup withholding
Non-resident Alien, country:
Please attach a separate sheet with the above information for each additional investor.
6. Third Party Custodian Information
Applies to ALL retirement accounts. Also applies to non-retirement accounts that have elected to use a third party custodian.
Make checks payable to the custodian and send ALL paperwork directly to the custodian. The custodian is responsible for sending payments pursuant to the instructions as set forth below.
Custodian Name
Custodian Address
City State Zip Code
Custodian Telephone Number Custodian Tax Identification Number
Investor Account Number with Custodian
Important Note About Proxy Voting: By signing this subscription agreement, Custodian authorizes the investor to vote the number of units of TriLinc Global Impact Fund that are beneficially owned by the investor as reflected on the records of TriLinc Global Impact Fund as of the applicable record date at any meeting of the unitholders of TriLinc Global Impact Fund. This authorization shall remain in place until revoked in writing by Custodian. TriLinc Global Impact Fund is hereby authorized to notify the investor of his or her right to vote consistent with this authorization.
7. Distribution Information (Choose one or more of the following options)
If you select more than one option you must indicate the percentage of your distribution to be applied to each option and the sum of the allocations must equal 100%.
If you do not complete this section, distributions will be paid to the registered owner at the address in Section 4. Retirement accounts may not direct distributions without the custodian’s approval.
If you elect to participate in the Distribution Reinvestment Plan, you are requested to promptly provide written notification to TriLinc Global Impact Fund, c/o DST Systems, Inc., 430 W. 7th Street, Kansas City, MO 64105, if at any time you experience a material change in your financial condition, including the failure to meet the income and net worth standards imposed by your state of residence and as set forth in the Prospectus and this Subscription Agreement relating to such investment. This request in no way shifts the responsibility of TriLinc Global Impact Fund’s sponsor, or any other person selling units on behalf of TriLinc Global Impact Fund to you, to make every reasonable effort to determine that the purchase of TriLinc Global Impact Fund’s units is a suitable and appropriate investment based on information provided by you. % of Distribution I prefer to participate in the Distribution Reinvestment Plan, as described in the Prospectus.
Send distributions via check to investor’s home address (or for retirement accounts to the custodian listed in Section 6)
Send distributions via check to the alternate payee listed here (not available for retirement accounts without the custodian’s approval)
Name
Address
City State Zip Code
Account Number
Direct Deposit (attach voided check) I authorize TriLinc Global Impact Fund or its agent to deposit my distributions in the checking or savings account identified below. This authority will remain in force until I notify TriLinc Global Impact Fund in writing to cancel it. In the event that TriLinc Global Impact Fund deposits funds erroneously into my account,
TriLinc Global Impact Fund is authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.
Financial Institution Name % of Distribution
ABA/ Routing Number Account Number

8. Broker-Dealer, Registered Investment Advisor and Financial Representative Information
Broker-Dealer Name
Representative Name Rep Number
Representative’s Firm Name Branch ID
Representative’s Address
Representative’s City State Zip Code
Representative’s Phone Number Representative’s Fax Number
Representative’s E-mail Address
This Subscription was made as follows:
Through a participating Broker-Dealer Units are being purchased net of commissions
Through a participating RIA* unaffiliated with a participating Broker-Dealer (Class A and Class C Units only)
*A participating RIA is a RIA who has entered into a Placement Agreement
Based on the information I obtained from the subscriber regarding the subscriber’s financial situation and investment objectives, I hereby certify to TriLinc Global Impact Fund that have reasonable grounds for believing that the purchase of the units by the Subscriber is a suitable and appropriate investment for this Subscriber.
Financial Representative Signature Date
Branch Manager Signature (if required by Broker-Dealer) Date
9. Limited Liability Company Agreement
By executing the Subscription Agreement, the undersigned hereby agrees to be bound by the terms of the limited liability operating agreement and any amendments or supplements thereto or cancellations thereof and authorizes TriLinc Global Impact Fund to make all filings of any and all certificates, instruments, agreements or other documents, whether related to the limited liability agreement or otherwise, as may be required or advisable under the laws of the State of Delaware.

10.	Electronic Delivery (Optional)

Instead of receiving paper copies of the Prospectus, Prospectus supplements, annual reports, proxy statements, and other unitholder communications and reports, you may elect to receive electronic delivery of unitholder communications from TriLinc Global Impact Fund. If you would like to consent to electronic delivery please visit our website at www.TriLincGlobalImpactFund.com.

11.	Subscriber Signatures

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person or power of attorney to make such representations on your behalf. I hereby acknowledge and/or represent the following:
Owner Co-Owner 1. A copy of the prospectus of TriLinc Global Impact Fund, LLC has been delivered or made available to me. In addition, I acknowledge that from time to time following the escrow period, the purchase price per unit may change and I can access this information through TriLinc Global Impact Fund’s website.
Owner Co-Owner 2. I have (i) a minimum net worth (exclusive of home, home furnishings and personal automobiles) of at least $250,000 or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000, and, if applicable, I meet the higher net worth and gross income requirements imposed by my state of primary residence as set forth in the Prospectus under “Suitability Standards.”
Owner Co-Owner 3. I acknowledge that there is no public market for the units and, thus, my investment in units is not liquid.
Owner Co-Owner 4. I am purchasing the units for the account referenced above.
Owner Co-Owner 5. I acknowledge that I will not be admitted as a unitholder until my investment has been accepted. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA Patriot Act and payment of the full purchase price of the units.
Owner Co-Owner 6. California: In addition to the minimum suitability standards described above, a California investor’s maximum investment in the issuer may not exceed 10% of such investor’s net worth.

11.	Subscriber Signatures, continued

Owner Co-Owner 7. Iowa: In addition to the minimum suitability standards described above, the state of Iowa requires that each Iowa investor limit his or her investment in the issuer to a maximum of 10% of his or her liquid net worth, which is defined as cash and/or cash equivalents.
Owner Co-Owner 8. Kansas: In addition to the minimum suitability standards described above, it is recommended by the Office of the
Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in the issuer and other non-traded business development companies. Liquid net worth is defined as that portion of total net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities, as determined in conformity with GAAP.
Owner Co-Owner 9. Kentucky: In addition to the minimum suitability standards described above, all Kentucky residents who invest in the issuer must have a minimum gross annual income of $85,000 and a minimum net worth of $85,000 or a minimum net worth of $300,000. In addition, Kentucky investors must limit his or her investment in the issuer to 10% of his or her liquid net worth.
Owner Co-Owner 10. Maine: In addition to the minimum suitability requirements, it is recommended that Maine investors limit their investment in the issuer and in the securities of similar programs to not more than 10% of their liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.
Owner Co-Owner 11. Massachusetts: In addition to the suitability described above, Massachusetts investors may not invest more than 10%
of their liquid net worth in the issuer and other non-traded direct participation programs. For Massachusetts residents,
“liquid net worth” is that portion of an investor’s net worth (assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities.
Owner Co-Owner 12. Nebraska: In addition to the suitability standards described above, a Nebraska investor must have either (i) an annual gross income of at least $100,000 and a net worth (not including home, furnishings and personal automobiles) of at least $350,000, or (ii) a net worth (not including home, furnishings and personal automobiles) of at least $500,000. In addition, a Nebraska investor’s maximum investment in the issuer may not exceed 10% of such investor’s net worth.
Owner Co-Owner 13. New Jersey: In addition to the suitability standards described above, New Jersey investors must limit their investment in the issuer, the issuer’s affiliates, and in other non-traded business development companies to not more than 10%
of their liquid net worth. Liquid net worth is defined as that portion of total net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.
Owner Co-Owner 14. New Mexico: In addition to the minimum suitability standards described above, a New Mexico investor’s maximum investment in the issuer may not exceed 10% of such investor’s liquid net worth.
Owner Co-Owner 15. North Dakota: In addition to the minimum suitability standards described above, North Dakota investors must represent that, in addition to the standards listed above, they have a net worth of at least ten times their investment in the issuer.
Owner Co-Owner 16. Ohio: In addition to the minimum suitability standards described above, an Ohio investor must have a liquid net worth of at least ten times such Ohio resident’s investment in the issuer and in other non-traded business development companies. Liquid net worth is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.
Owner Co-Owner 17. Oklahoma: In addition to the minimum suitability standards described above, an Oklahoma resident’s investment in the issuer must not exceed ten percent (10%) of their liquid net worth.
Owner Co-Owner 18. Oregon: In addition to the minimum suitability standards described above, Oregon investors must have a net worth of at least ten times their investment in the issuer.
Owner Co-Owner 19. Tennessee: In addition to the suitability standards above,Tennessee residents must have a minimum annual gross income of $100,000 and a minimum net worth of $100,000, or a minimum net worth of $500,000 exclusive of home, home furnishings and automobile. In addition,Tennessee residents’ investment in the issuer must not exceed ten percent (10%) of their liquid net worth.

11.	Subscriber Signatures, continued

Owner Co-Owner 20. Texas: Texas residents purchasing units (i) must have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $250,000; and (ii) may not invest more than 10% of their net worth in the issuer, the issuer’s affiliates and in other non-traded business development companies. For Texas residents,
“net worth” does not include the value of one’s home, home furnishings or automobiles.
I ACKNOWLEDGE RECEIPT OF THE PROSPECTUS,WHETHER OVER THE INTERNET, ON A CD-ROM, A PAPER COPY OR ANY OTHER DELIVERY METHOD. IF
MY SUBSCRIPTION IS ACCEPTED,TRILINC GLOBAL IMPACT FUND WILL SEND ME CONFIRMATION OF MY PURCHASE AFTER I HAVE BEEN ADMITTED AS A
UNITHOLDER. NO SALE OF UNITS OF TRILINC GLOBAL IMPACT FUND MAY BE COMPLETED UNTIL AT LEAST FIVE BUSINESS DAYS AFTER YOU RECEIVE THE
FINAL PROSPECTUS.
The undersigned hereby applies to purchase units in TRILINC GLOBAL IMPACT FUND, LLC in accordance with the terms and conditions of the limited liability company operating agreement attached as Exhibit A to the Prospectus.
Substitute W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on the Subscription is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup agreement withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholdings, and (iii) I am a U.S. person.
Signature of Investor: Date:
Signature of Joint Investor or Date:
Third Party Custodian
The Subscription Agreement, together with a check made payable to “TriLinc Global Impact Fund” for the full purchase price, should be delivered or mailed by your Broker-
Dealer or Registered Investment Advisor, as applicable, to:
Regular Mail Overnight Mail Subscription Agreements Payment may be wired to:
Investment Processing Department Investment Processing Department may be faxed to: UMB Bank, N.A.
c/o DST Systems, Inc. c/o DST Systems, Inc. 855.223.2474 1010 Grand Boulevard, 4th Floor
P.O. Box 219731 430 W. 7th Street Kansas City, MO 64106
Kansas City, MO 64121-9731 Kansas City, MO 64105 ABA #: 101000695
Toll Free: 877.907.1148 Toll Free: 877.907.1148 Account #: 9871916944
FAO: (Include Account Title)
Note to investors in Pennsylvania: Until we have raised the minimum offering amount required in the state of Pennsylvania, the Subscription Agreement, together with a check made payable to “UMB Bank, N.A., as Escrow Agent for TriLinc Global Impact Fund, LLC” for the full purchase price, should be delivered by your Broker-Dealer or
Registered Investment Advisor, as applicable, to the UMB Bank address below. Please refer to the “Suitability Standards-Notice to Residents of Pennsylvania Only” section of the Prospectus for additional information regarding the Pennsylvania escrow requirements.
For Paperwork (including the Subscription Agreement): For Payments (including wires):
Regular Mail Overnight Mail Subscription Agreements Payment may be wired to:
UMB Bank, N.A. as Escrow Agent UMB Bank, N.A. as Escrow Agent may be faxed to: UMB Bank, N.A. as Escrow Agent for TriLinc Global Impact Fund for TriLinc Global Impact Fund 855.223.2474 for TriLinc Global Impact Fund
c/o DST Systems, Inc. c/o DST Systems, Inc. 1010 Grand Boulevard, 4th Floor
P.O. Box 219731 430 W. 7th Street Kansas City, MO 64106
Kansas City, MO 64121-9731 Kansas City, MO 64105 ABA #: 101000695
Toll Free: 877.907.1148 Toll Free: 877.907.1148 Account #: 9872012763
FAO: (Include Account Title)
8/13 TL0007-A

Investor Instructions
Investment
PLEASE NOTE: We do not accept money orders, traveler’s checks, starter checks, foreign checks, counter checks, third party checks or cash.
You must initially invest at least $2,000 in our units to be eligible to participate in this offering. In order to satisfy this minimum purchase requirement, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs, provided that each such contribution is made in increments of $100. You should note that an investment in our units will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the IRS Code. If you have satisfied the applicable minimum purchase requirement, any additional purchase must be at least $500. The investment minimum for subsequent purchases does not apply to units purchased pursuant to our distribution reinvestment plan.
Unit Class
Please consult with your financial representative and check the appropriate box to indicate the class of units you intend to purchase.
3. Investment Title
Please print the exact name(s) in which units are to be registered.
For trusts, include the name of the trust and the name of the trustee.
For qualified plans, include the custodian name, plan name, and individual name, if applicable.
For IRAs, include the custodian name and individual name.
For entities, include the entity name.
4. Account Type—Check One Box Only
Please check the appropriate box to indicate the account type of the subscription.
5. Investor Information
To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions, including TriLinc Global, to obtain, verify and record information that identifies each person who opens an account or person(s) authorized to effect transactions in an account. When you open an account, we will ask for your name, address, date of birth and other information that will allow us to identify you. Some or all of this information will be used to verify the identity of all persons opening an account.
Enter the name(s), mailing address and telephone numbers of the registered owner of the investment.
You must include a permanent street address even if your mailing address is a P.O. Box. If the investment is to be held by joint owners you must provide the requested investor information for each joint owner.
All investors must provide a taxpayer identification number or social security number. By signing in Section 11, you are certifying that this number is correct.
Primary Investor is: Individual, Trust/Qualified Plan, Entity, Minor (UGMA/UTMA)Secondary Investor is: Additional Accountholder, Trustee, Officer/Authorized Signer, Custodian (UGMA/UTMA)
6. Third Party Custodian Information
Complete this section for ALL retirement accounts, as well as non-retirement accounts that have elected to use a third party custodian.
Make checks payable to the custodian and send ALL paperwork directly to the custodian. The custodian is responsible for sending payments pursuant to the instructions as set forth below.
If you wish to purchase units through an IRA, and would like to establish an IRA account for this purpose, First Trust Retirement has agreed to serve as IRA custodian for such purpose. TriLinc Global Impact Fund will pay the first-year annual IRA maintenance fees of such accounts with First Trust Retirement. Thereafter, investors will be responsible for the annual IRA maintenance fees which are currently $25 per account per year. A separate IRA application from First Trust Retirement must be completed and can be found in the TriLinc Global Impact Fund Combined/Traditional Roth Package. Further information about custodial services is also available through your financial representative or our dealer-manager.
Over Please

7. Distribution Information (Choose one or more of the following options)
PLEASE NOTE: If you elect to participate in the Distribution Reinvestment Plan (DRP), you are requested to promptly notify TriLinc Global Impact Fund in writing if at any time you experience a material change in your financial condition, including the failure to meet the income and net worth standards imposed by your state of residence and as set forth in the Prospectus and this Subscription Agreement relating to such investment. This request in no way shifts the responsibility of TriLinc Global Impact Fund’s sponsor, or any other person selling units on behalf of TriLinc Global Impact Fund to you, to make every reasonable effort to determine that the purchase of TriLinc Global Impact Fund’s units is a suitable and appropriate investment based on information provided by you.
Complete this section (1) to enroll in the Distribution Reinvestment Plan, (2) to elect to receive distributions by direct deposit or (3) to elect to receive distributions by check.
If you elect direct deposit, you must attach a voided check with this completed Subscription Agreement. If you do not complete this section, distributions will be paid to the registered owner at the address of record. Retirement accounts may not direct distributions without the third party custodian’s approval.
8. Broker-Dealer, Registered Investment Advisor and Financial Representative Information
PLEASE NOTE: The financial representative of the Broker-Dealer or Registered Investment Advisor must complete and sign this section of the Subscription Agreement. All fields are mandatory.
Required Representations: By signing Section 8, the registered representative of the Broker-Dealer or Registered Investment Advisor confirms on behalf of the Broker-Dealer or Registered Investment Advisor that he or she:

•	has reasonable grounds to believe the information and representations concerning the investor identified herein are true, correct, and complete in all respects;
•	has discussed the investor’s prospective purchase of units with such investor;
•

has advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the units and other fundamental risks related to the investment in the units, the restrictions on transfer of the units and the risk that the investor could lose his or her entire investment in the units;

•	has delivered to the investor the Prospectus required to be delivered in connection with this subscription;
•	has reasonable grounds to believe the investor is purchasing these units for the account referenced in Section 3, and
•

has reasonable grounds to believe the purchase of units is a suitable investment for such investor, and such investor meets the suitability standards applicable to the investor set forth in the Prospectus and such investor is in a financial position to enable the investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.

In addition, the financial representative of the Broker-Dealer or Registered Investment Advisor represents that he or she and the Broker-Dealer or Registered Investment Advisor, (i) are duly licensed and may lawfully offer and sell the units in the state where the investment was made and in the state designated as the investor’s legal residence in
Section 5; and (ii) agree to maintain records of the information used to determine that an investment in units is suitable and appropriate for the investor for a period of six years.
9. Limited Liability Company Agreement
By signing the Subscription Agreement, you agree to be bound by the terms of our operating agreement and any of its amendments or supplements and authorize TriLinc Global Impact Fund to make all filings of certificates, instruments, agreements or other documents as may be required or advisable under Delaware law.

10.	Electronic Delivery (Optional)

Instead of receiving paper copies of the Prospectus, Prospectus supplements, annual reports, proxy statements, and other unitholder communications and reports, you may elect to receive electronic delivery of unitholder communications from TriLinc Global Impact Fund, LLC. If you would like to consent to electronic delivery please visit our website at www.TriLincGlobalImpactFund.com.

11.	Subscriber Signatures

Please separately initial each of the representations in paragraph (1) through (5). If a California resident you must also initial paragraph (6), if an Iowa resident you must also initial paragraph (7), if a Kansas resident you must also initial paragraph (8), if a Kentucky resident you must also initial paragraph (9), if a Maine resident you must also initial paragraph (10), if a Massachusetts resident you must also initial paragraph (11), if a Nebraska resident you must also initial paragraph (12), if a New Jersey resident you must also initial paragraph (13), if a New Mexico resident you must also initial paragraph (14), if a North Dakota resident you must also initial paragraph (15), if an Ohio resident you must also initial paragraph (16), if an Oklahoma resident you must also initial paragraph (17), if a Oregon resident you must also initial paragraph (18), if a Tennessee resident you must also initial paragraph (19) and if a Texas resident you must also initial paragraph (20). Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.
Please refer to the Prospectus under “Suitability Standards” to verify that you meet the minimum suitability standards imposed by the state of your primary residence.
By signing this Subscription Agreement, you agree to provide the information in Section 11 of the agreement and confirm the information is true and correct. If we are unable to verify your identity or that of another person authorized to act on your behalf or if we believe we have identified potential criminal activity, we reserve the right to take action as we deem appropriate, including, but not limited to, closing your account or refusing to establish your account.

The Subscription Agreement, together with a check made payable to “TriLinc Global Impact Fund” for the full purchase price, should be delivered or mailed by your Broker-Dealer or Registered Investment Advisor, as applicable, to:
Regular Mail
Investment Processing Department
c/o DST Systems, Inc.
P.O. Box 219731
Kansas City, MO 64121-9731
Toll Free: 877.907.1148
Overnight Mail
Investment Processing Department
c/o DST Systems, Inc.
430 W. 7th Street
Kansas City, MO 64105
Toll Free: 877.907.1148
Subscription Agreements
may be faxed to:
855.223.2474
Payment may be wired to:
UMB Bank, N.A.
1010 Grand Boulevard, 4th Floor
Kansas City, MO 64106
ABA #: 101000695
Account #: 9871916944
FAO: (Include Account Title)
Note to investors in Pennsylvania: Until we have raised the minimum offering amount required in the state of Pennsylvania, the Subscription Agreement, together with a check made payable to “UMB Bank, N.A., as Escrow Agent for TriLinc Global Impact Fund, LLC” for the full purchase price, should be delivered by your Broker-Dealer or Registered Investment Advisor, as applicable, to the UMB Bank address below. Please refer to the “Suitability Standards-Notice to Residents of Pennsylvania Only” section of the Prospectus for additional information regarding the Pennsylvania escrow requirements.
For Paperwork (including the Subscription Agreement):
Regular Mail
UMB Bank, N.A. as Escrow Agent
for TriLinc Global Impact Fund
c/o DST Systems, Inc.
P.O. Box 219731
Kansas City, MO 64121-9731
Toll Free: 877.907.1148
Overnight Mail
UMB Bank, N.A. as Escrow Agent
for TriLinc Global Impact Fund
c/o DST Systems, Inc.
430 W. 7th Street
Kansas City, MO 64105
Toll Free: 877.907.1148
Subscription Agreements
may be faxed to:
855.223.2474
For Payments (including wires):
Payment may be wired to:
UMB Bank, N.A. as Escrow Agent
for TriLinc Global Impact Fund
1010 Grand Boulevard, 4th Floor
Kansas City, MO 64106
ABA #: 101000695
Account #: 9872012763
FAO: (Include Account Title)
1/13
TL0008-A

O.	Update to the Distribution Reinvestment Plan in Appendix C of the Prospectus

Appendix C beginning on page C-1 of the Prospectus is hereby deleted in its entirety and replaced with the following:

APPENDIX C

TRILINC GLOBAL IMPACT FUND, LLC

AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

TriLinc Global Impact Fund, LLC, a Delaware limited liability company (the “Company”), has adopted the following Amended and Restated Distribution Reinvestment Plan (the “DRP”). Capitalized terms shall have the same meaning as set forth in the Company’s Amended and Restated Limited Liability Company Operating Agreement, as such agreement may be amended (“Operating Agreement”) unless otherwise defined herein.

1. Distribution Reinvestment. As an agent for the unitholders (“Unitholders”) of the Company who purchase units of the Company’s limited liability company interests (the “Units”) pursuant to an offering by the Company (“Offering”), and who elect to participate in the DRP (the “Participants”), the Company will apply all or a portion of cash distributions, other than Designated Special Distributions (as defined below), (“Distributions”), including Distributions paid with respect to any full or fractional Units acquired under the DRP, to the purchase of the Units for such Participants directly, if permitted under state securities laws and, if not, through the Dealer Manager or Soliciting Dealers registered in the Participant’s state of residence. The Units purchased pursuant to the DRP shall be of the same Unit class as the Units with respect to which the Participant is receiving cash distributions to be reinvested through DRP. As used in the DRP, the term “Designated Special Distributions” shall mean those cash or other distributions designated as Designated Special Distributions by the Board of Managers.

2. Participation. Any Unitholder who owns Units and who has received a prospectus, as contained in the Company’s Registration Statement filed with the Securities and Exchange Commission (“Commission”), may elect to become a Participant by completing and executing a subscription agreement, an enrollment form or any other appropriate authorization form as may be available from the Company from time to time. Participation in the DRP will begin with the next Distribution payable after receipt of a Participant’s subscription, enrollment or authorization, provided such subscription, enrollment or authorization is received at least 15 business days prior to the last day of the calendar month. Units will be purchased under the DRP on the date that Distributions are paid by the Company. Each Participant agrees that if, at any time prior to the listing of the Units on a national securities exchange, he or she does not meet the minimum income and net worth standards established for making an investment in the Company or cannot make the other representations or warranties set forth in the subscription agreement or other applicable enrollment form, he or she will promptly so notify the Company in writing.

Participation in the DRP shall continue until such participation is terminated in writing by the Participant pursuant to Section 7 below

3. Unit Purchases. Any purchases of Units pursuant to the DRP will be dependent on the continued registration of the securities or the availability of an exemption from registration in the Participant’s home state. Each class of units under DRP will be initially sold at $9.025 per unit until such time as the Company commences valuations of its assets during the first full quarter following the satisfaction of the minimum offering requirement and, thereafter, at the price equal to the then current offering price per each class of Units, less the sales fees associated with that class of Units in the primary offering. Participants in the DRP may also purchase fractional Units so that 100% of the Distributions will be used to acquire Units. However, a Participant will not be able to acquire DRP Units to the extent that any such purchase would cause such Participant to violate any provision of the Operating Agreement. Units issued pursuant to the DRP will have the same voting rights as the Units offered in the primary offering.

Units to be distributed by the Company in connection with the DRP may (but are not required to) be supplied from: (a) the DRP Units which are being registered with the Commission in connection with the Offering, (b) Units to be registered with the Commission after the Offering for use in the DRP (a “Future

Registration”), or (c) Units purchased by the Company for the DRP in a secondary market (if available) or on a securities exchange (if listed) (collectively, the “Secondary Market”). Units purchased on the Secondary Market as set forth in (c) above will be purchased at the then-prevailing market price, which price will be utilized for purposes of purchases of Units in the DRP. Units acquired by the Company on the Secondary Market will have a price per unit equal to the then-prevailing market price, which shall equal the price on the securities exchange, or over-the-counter market on which such Units are listed at the date of purchase if such Units are then listed. If Units are not so listed, the Board of Managers will determine the price at which Units will be issued under the DRP.

If the Company acquires Units in the Secondary Market for use in the DRP, the Company shall use reasonable efforts to acquire Units for use in the DRP at the lowest price then reasonably available. However, the Company does not in any respect guarantee or warrant that the Units so acquired and purchased by the Participant in the DRP will be at the lowest possible price. Further, irrespective of the Company’s ability to acquire Units in the Secondary Market or to complete a Future Registration for Units to be used in the DRP, the Company is in no way obligated to do either, in its sole discretion.

4. Timing of Purchases. The plan administrator will make every reasonable effort to reinvest all Distributions on the day the cash distribution is paid, except where necessary for the Company to comply with applicable securities laws. If, for any reason beyond the control of the plan administrator, reinvestment of the Distribution cannot be completed within 30 days after the applicable distribution payment date, Participants’ funds held by the plan administrator will be distributed to the Participants.

5. Taxation of Distributions. The reinvestment of Distributions does not relieve the Participant of any taxes which may be payable as a result of those Distributions and their reinvestment in Units pursuant to the terms of the DRP.

6. Commissions. The Company will not pay any selling commissions or Dealer Manager fees in connection with Units sold pursuant to the DRP. The distribution fee is payable with respect to all Class C units, including Class C units issued under our distribution reinvestment plan, and will result in lower cash distributions with respect to the Class C units than the cash distributions with respect to Class A and Class I units.

7. Termination by Participant. A Participant may terminate participation in the DRP at any time by written instructions to that effect to the plan administrator. To be effective on a distribution payment date, the notice of termination must be received by the plan administrator at least 15 days before that distribution payment date. Prior to listing of the Units on a national securities exchange, any transfer of Units by a Participant to a non-Participant will terminate participation in the DRP with respect to the transferred Units. Upon termination of DRP participation, future Distributions, if any, will be distributed to the Unitholder in cash.

All correspondence concerning the plan should be directed to the plan administrator by mail at DST Systems, Inc., P.O. Box 219312, Kansas City, MO 64121-9312.

8. Amendment or Termination by the Company. The Company reserves the right to amend, suspend or terminate the DRP any time by the giving of written notice to each Participant at least 10 days prior to the effective date of the amendment, supplement or termination.

9. No Unit Certificates. The ownership of the Units purchased through the DRP will be in book-entry form only.

10. Reports. The Company shall provide to each Participant a confirmation at least once every calendar quarter showing the number of Units owned by such Participant at the beginning of the covered period, the amount of the Distributions paid in the covered period and the number of Units owned at the end of the covered period. During each fiscal quarter, but in no event later than 30 days after the end of each fiscal quarter, the

Company’s transfer agent will mail and/or make electronically available to each Participant, a statement of account describing, as to such Participant, the distributions received during such quarter, the number of Units purchased during such quarter, and the per unit purchase price for such Units.

11. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability: (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; and (b) with respect to the time and the prices at which Units are purchased or sold for Participant’s account.

P.	Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2013

On November 14, 2013, we filed our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 with the SEC. The report (without exhibits) is attached to this Supplement.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Quarterly Period Ended September 30, 2013

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number 333-185676

TriLinc Global Impact Fund, LLC

(Exact name of registrant as specified in its charter)

Delaware	36-4732802
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1230 Rosecrans Avenue, Suite 605,

Manhattan Beach, CA 90266

(Address of principal executive offices)

(310) 997-0580

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

Part I. Financial Information

Item 1.	Financial Statements.

TriLinc Global Impact Fund, LLC

Condensed Consolidated Statements of Assets and Liabilities

(Unaudited)

	As of
	September 30, 2013	December 31, 2012
ASSETS
Investments owned, at fair value (amortized cost of $3,224,807)	$3,224,807	$—
Cash	930,628	200,114
Sub-advisor receivable (see Note 5)	379,970	—
Interest receivable	65,969	—
Due from affiliates (see Note 5)	41,076	—
Prepaid expenses	77,400	—

Total assets	4,719,850	200,114

LIABILITIES
Due to unitholders	22,892	—
Management fee payable	26,420	—
Due to affiliates (see Note 5)	29,107	252
Incentive fee payable	4,571	—

Total liabilities	82,990	252

NET ASSETS	$4,636,860	$199,862

ANALYSIS OF NET ASSETS:
Net capital paid in on Class A Units	$3,320,841
Net capital paid in on Class C Units	—
Net capital paid in on Class I Units	1,560,607
Offering costs	(244,588)
Accumulated undistributed net investment income	—

Net assets (equivalent to $8.573 per Class A and Class I Unit based on 540,880.631 units outstanding)	$4,636,860

Net assets, Class A (367,960.211 units outstanding)	$3,154,448
Net assets, Class C (no units outstanding)	—
Net assets, Class I (172,920.420 units outstanding)	1,482,412

Net assets	$4,636,860

See accompanying notes to the consolidated financial statements.

TriLinc Global Impact Fund, LLC

Condensed Consolidated Statement of Operations

(Unaudited)

	Three months ended September 30, 2013	Nine months ended September 30, 2013
INVESTMENT INCOME
Interest income	$95,868	$99,581

Total investment income	95,868	99,581

EXPENSES
Management fee	23,331	26,420
Incentive fee	4,571	4,571

Total expenses	27,902	30,991

NET INVESTMENT INCOME	67,966	68,590

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$67,966	$68,590

TriLinc Global Impact Fund, LLC was formed on April 30, 2012 and did not commence operations until the company broke escrow on June 11, 2013. As such, there is no activity in the comparable period for the three and nine months ended September 30, 2012.

See accompanying notes to the consolidated financial statements.

TriLinc Global Impact Fund, LLC

Condensed Consolidated Statement of Changes in Net Assets

(Unaudited)

Nine months ended September 30, 2013
INCREASE FROM OPERATION
Net investment income	$68,590

Net increase from operations	68,590

DECREASE FROM DISTRIBUTIONS
Distributions to Class A unitholders	(55,640)
Distributions to Class C unitholders	—
Distributions to Class I unitholders	(12,812)

Net decrease from distributions	(68,452)
INCREASE/(DECREASE) FROM CAPITAL TRANSACTIONS
Issuance of Class A Units	3,120,841
Issuance of Class C Units	—
Issuance of Class I Units	1,560,607
Offering costs	(244,588)

Net increase from capital transactions	4,436,860

Total increase in net assets	4,436,998
Net assets at beginning of period	199,862

Net assets at end of period	$4,636,860

TriLinc Global Impact Fund, LLC was formed on April 30, 2012 and did not commence operations until the company broke escrow on June 11, 2013. As such, there is no activity in the comparable period for the nine months ended September 30, 2012.

See accompanying notes to the consolidated financial statements.

TriLinc Global Impact Fund, LLC

Condensed Consolidated Statement of Cash Flows

(Unaudited)

Nine months ended September 30, 2013
Cash flows from operating activities
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$68,590
ADJUSTMENT TO RECONCILE NET INCREASE/(DECREASE) IN NET ASSETS FROM OPERATIONS TO NET CASH USED IN OPERATING ACTIVITIES
Purchases of investments	(4,187,214)
Maturity of investments	971,605
Accretion of discounts on investments	(9,198)
Increase in sub-advisor receivable	(379,970)
Increase in interest receivable	(65,969)
Increase in due from affiliates	(41,076)
Increase in prepaid expenses	(77,400)
Increase in due to unitholders	22,892
Increase in management fee payable	26,420
Increase in due to affiliates	28,855
Increase in incentive fee payable	4,571

NET CASH USED IN OPERATING ACTIVITIES	(3,637,894)
Cash flows from financing activities
Proceeds from issuance of units, net of underwriting costs	4,681,448
Distributions paid to unitholders	(68,452)
Payments of offering costs	(244,588)

NET CASH PROVIDED IN FINANCING ACTIVITIES	4,368,408

TOTAL INCREASE IN CASH	730,514
CASH AT BEGINNING OF PERIOD	200,114

CASH AT END OF PERIOD	$930,628

TriLinc Global Impact Fund, LLC was formed on April 30, 2012 and did not commence operations until the company broke escrow on June 11, 2013. As such, there is no activity in the comparable period for the nine months ended September 30, 2012.

See accompanying notes to the consolidated financial statements.

TriLinc Global Impact Fund, LLC

Condensed Consolidated Schedule of Investments

As of September 30, 2013

(Unaudited)

Investment Type/ Country	Portfolio Company	Sector	Description	Interest	Fees[2]	Maturity	Principal Amount	Current Commitment[3]	Amortized Cost	Fair Value	% of Net Assets
Mezzanine Term Loan[1]
Indonesia	PT Indah Global Semesta (IGS)	Consumer Electronics	Electronics Retailer	10.00%	4.50%	07/26/14[4]	$2,000,000	$3,000,000	$1,959,087	$1,959,087	42.3%

Total Mezzanine Term Loan									1,959,087	1,959,087

Senior Secured Trade Finance[1]
Ecuador	Tecnica y Comercio De La	Meat, Poultry & Fish	International Tuna Exporter	12.46%	0.0%	10/18/13	646,414	2,000,000	646,414	646,414	13.9%
Ecuador	Other Investments	Meat, Poultry & Fish	Frozen Seafood Exporter	12.46% - 12.55%	0.0%	08/08/14 - 09/21/14	119,306	1,000,000	119,306	119,306	2.6%

Total Senior Secured Trade Finance in Ecuador									765,720	765,720

Chile	Forestal Rio Calle Calle S.A.	Forest Products	Sustainable Timber Exporter	9.85%	0.0%	12/18/13	500,000	500,000	500,000	500,000	10.8%

Total Senior Secured Trade Finance[1]									1,265,720	1,265,720

Total Investments									$3,224,807	$3,224,807

TriLinc Global Impact Fund, LLC was formed on April 30, 2012 and did not commence operations until the company broke escrow on June 11, 2013. As such, there is was no investment activity as of December 31, 2012.

See accompanying notes to the consolidated financial statements.

[1]	Refer to Note 4 of the consolidated financial statements for additional information on the Company’s investments.
[2]	Fees may include upfront, origination, commitment, facility and/or other fees that the borrower must contractually pay to the Fund.
[3]	Other than the IGS loan facility, all other loan commitments are subject to the availability of funds and do not represent a contractual obligation to provide funding to the borrower.
[4]	Borrower has the option to extend the loan for 3 years at 12-month intervals.

TRILINC GLOBAL IMPACT FUND, LLC

Notes to Condensed Consolidated Financial Statements

September 30, 2013

(unaudited)

Note 1. Organization and Operations of the Company

TriLinc Global Impact Fund, LLC (the “Company”) is a newly formed Delaware limited liability company that intends to make impact investments in Small and Medium Enterprises, known as SMEs, primarily in developing economies that provide the opportunity to achieve both competitive financial returns and positive measurable impact. The Company intends to use the proceeds raised from the issuance of units to invest in SMEs through local market sub-advisors in a diversified portfolio of financial assets, including direct loans, convertible debt instruments, trade finance, structured credit and preferred and common equity investments. The Company anticipates that a substantial portion of its assets will consist of collateralized private debt instruments, which the Company believes offer opportunities for competitive risk-adjusted returns through income generation. The Company’s investment objectives are to generate current income, capital preservation and modest capital appreciation primarily through investments in SMEs. The Company will be externally managed by TriLinc Advisors, LLC (the “Advisor”). Although the Advisor is currently an investment adviser registered with the SEC, the Advisor is in the process of registering in the State of California, which it anticipates will replace the Advisor’s federal registration.

TriLinc Global, LLC (the “Sponsor”) owns 85% of the units of the Advisor, and is the sponsor of the Company. Strategic Capital Advisory Services, LLC (“SCAS”) owns 15% of the Advisor, and is considered an affiliate of the Company. The Sponsor employs staff who operate both the Advisor and the Company. The Sponsor, the Advisor and SCAS are Delaware limited liability companies.

The Company’s investment strategy is to generate competitive financial returns and positive economic, social and/or environmental impact by providing financing to SMEs, primarily in developing economies.

The Company intends to conduct operations so that it will qualify for an exemption under, or otherwise will not be required to register as an investment company under, the Investment Company Act of 1940. The Company will conduct business primarily through direct and indirect wholly owned subsidiaries (see below), including foreign subsidiaries, which will be established to carry out specific activities. Although the Company reserves the right to modify its business methods at any time, the Company expects the focus of its business will involve providing loans and other financing. To qualify for the exemption, the Company intends to conduct operations so that it does not engage in the business of investing, reinvesting, owning, holding or trading in securities and does not intend to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. Therefore, the Company expects that it will not be subject to registration or regulation as an investment company under the Investment Company Act, as defined under Section 3(a)(1)(A) of the Investment Company Act of 1940.

Although the Company was organized and intends to conduct its business in a manner so that it is not required to register as an investment company under the Investment Company Act, the consolidated financial statements are prepared using the specialized accounting principles of the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 946, Financial Services — Investment Companies. Overall, the Company’s management believes the use of investment company accounting makes the Company’s financial statements more useful to investors and other financial statement users since it allows a more appropriate basis of comparison to other entities with similar objectives.

To assist the Company in achieving its investment objective, the Company will make investments via wholly owned subsidiaries. As of September 30, 2013, the Company’s subsidiaries are TriLinc Global Impact Fund – Asia, Ltd. (“TGIF-A”), TriLinc Global Impact Fund – Latin America, Ltd. and TriLinc Global Impact Fund – Trade Finance, Ltd. (“TGIF-TF”), all of which are Cayman Islands exempted companies. To assist the Advisor in managing the Company and its subsidiaries, the Advisor may provide services via TriLinc Advisors International, Ltd. (“TAI”), a Cayman Islands exempted company that is wholly owned by TriLinc Advisors, LLC. As of September 30, 2013, three of the aforementioned Cayman Islands exempted companies, TGIF-A, TGIF-TF and TAI, have commenced operations.

In May 2012, the Advisor purchased 22,160.665 Class A units for aggregate gross proceeds of $200,000, and in June 2013, the Sponsor purchased 321,329.639 Class A units for aggregate gross proceeds of $2,900,000. The Company broke escrow and commenced operations on June 11, 2013.

The interim results for the three and nine months ended September 30, 2013 are not indicative of what the results would be for a full year or any future period.

Note 2. Significant Accounting Policies

Basis of Presentation

The Company’s financial information is prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates. These financial statements are presented in United States dollars.

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, which were established to hold certain investments of the Company. The Company owns 100% of each subsidiary and, as such, the subsidiaries are consolidated into the Company’s consolidated financial statements. Transactions between subsidiaries, to the extent they occur, are eliminated in consolidation. As of September 30, 2013, only TGIF-A and TGIF-TF have commenced operations.

Cash

Cash consists of demand deposits at a financial institution. Such deposits may be in excess of the Federal Deposit Insurance Corporation insurance limits. The Company has not experienced any losses in any such accounts.

Revenue Recognition

The Company records interest income on an accrual basis to the extent that the Company expects to collect such amounts. The Company does not accrue as a receivable interest on loans for accounting purposes if there is reason to doubt the ability to collect such interest. The Company records prepayment premiums on loans and debt securities as interest income using the effective yield method.

The Company places loans on non-accrual status when principal and interest are past due 90 days or more or when there is a reasonable doubt that principal or interest will be collected. Accrued interest is generally reversed when a loan is placed on non-accrual. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment of the financial condition of the borrower. Non-accrual loans are generally restored to accrual status when past due principal and interest is paid and, in the Company’s management’s judgment, is likely to remain current over the remainder of the term.

Structuring and similar fees are recorded as a discount on investments purchased and are accreted into income, using the effective yield method. Structuring and similar fees are included in interest income.

Valuation of Investments

The Company applies fair value accounting to all of its investments in accordance with ASC Topic 820, Fair Value Measurement (“ASC 820”). ASC 820 requires enhanced disclosures about assets and liabilities that are measured and reported at fair value. As defined in ASC 820, fair value is the price that would be received when selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In accordance with ASC 820, the Company has categorized its investments into a three-level fair value hierarchy as discussed in Note 3.

ASC 820 establishes a hierarchal disclosure framework that prioritizes and ranks the level of market price observability of inputs used in measuring investments at fair value. Market price observability is affected by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Based on the observability of the inputs used in the valuation techniques, the Company is required to provide disclosures on fair value measurements according to the fair value hierarchy. The fair value hierarchy ranks the observability of the inputs used to determine fair values. Investments carried at fair value are classified and disclosed in one of the following three categories:

•	Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•	Level 2 — Valuations based on inputs other than quoted prices included in Level 1, which are either directly or indirectly observable.

•	Level 3 — Valuations based on inputs that are unobservable and where there is little, if any, market activity at the measurement date. The inputs for the determination of fair value may require significant management judgment or estimation and is based upon management’s assessment of the assumptions that market participants would use in pricing the assets or liabilities. These investments include debt and equity investments in private companies or assets valued using the market or income approach and may involve pricing models whose inputs require significant judgment or estimation because of the absence of any meaningful current market data for identical or similar investments. The inputs in these valuations may include, but are not limited to, capitalization and discount rates and earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples. The information may also include pricing information or broker quotes which include a disclaimer that the broker would not be held to such a price in an actual transaction. The non-binding nature of consensus pricing and/or quotes accompanied by disclaimer would result in classification as Level 3 information, assuming no additional corroborating evidence.

The inputs used in the determination of fair value may require significant judgment or estimation.

Investments for which market quotations are readily available are valued at those quotations. Most of our investments will be private investments in companies whose securities are not actively traded in the market and for which quotations will not be available. For those investments for which market quotations are not readily available, or when such market quotations are deemed by the Advisor not to represent fair value, our board of managers has approved a multi-step valuation process to be followed each fiscal quarter, as described below:

1.	Each investment will be valued by the Advisor in collaboration with the relevant sub-advisor;

2.	For all investments with a maturity of greater than 12 months, we have engaged Duff & Phelps, LLC (“Duff & Phelps”) to conduct a review on the reasonableness of our internal estimates of fair value on each asset on a quarterly rotating basis, with each of such investments being reviewed at least annually, and provide an opinion that the Advisor’s estimate of fair value for each investment is reasonable;

3.	The audit committee of our board of managers will review and discuss the preliminary valuation prepared by the Advisor and any opinion rendered by Duff & Phelps; and

4.	Our board of managers will discuss the valuations and determine the fair value of each investment in our portfolio in good faith based on the input of the Advisor, Duff & Phelps and the audit committee. Our board of managers is ultimately responsible for the determination, in good faith, of the fair value of each investment.

Below is a description of factors that our board of managers may consider when valuing our investments.

Fixed income investments are typically valued utilizing a market approach, an income approach, or both approaches, as appropriate. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities (including the sale of a business). The income approach uses valuation techniques to convert future amounts (for example, interest and principal payments) to a single present value amount (discounted) calculated based on an appropriate discount rate. The measurement is based on the net present value indicated by current market expectations about those future amounts. In following these approaches, the types of factors that we may take into account in valuing our investments include, as applicable: available current market data, including relevant and applicable market trading and transaction comparables, applicable market yields and multiples, security covenants, call protection provisions, information rights, the nature and realizable value of any collateral, the borrower’s ability to make payments, its earnings and discounted cash flows, the markets in which the company does business, comparisons of financial ratios of peer companies that are public, the principal market for the borrower’s securities and an estimate of the borrower’s enterprise value, among other factors.

Equity interests in portfolio companies for which there is no liquid public market are valued at fair value. The board of managers, in its analysis of fair value, may consider various factors, such as multiples of earnings before interest, taxes, depreciation and amortization, or EBITDA, cash flows, net income, revenues or in limited instances book value or liquidation value. All of these factors may be subject to adjustments based upon the particular circumstances of a portfolio company or our actual investment position. For example, adjustments to EBITDA may take into account compensation to previous owners or the effects of acquisitions, recapitalizations, restructurings or other similar items.

We may also look to private merger and acquisition statistics, public trading multiples discounted for illiquidity and other factors, valuations implied by third-party investments in the portfolio companies or industry practices in determining fair value. We may also consider the size and scope of a portfolio company and its specific strengths and weaknesses, as well as any other factors we deem relevant in measuring the fair values of our investments.

Net Realized Gains or Losses and Net Change in Unrealized Appreciation or Depreciation on Investments

The Company measures net realized gains or losses by the difference between the net proceeds from the repayment or sale on investments and the amortized cost basis of the investment including unamortized upfront fees and prepayment penalties. Realized gains or losses on the disposition of an investment are calculated using the first in first out (FIFO) method, utilizing the amortized cost basis of the investment, without regard to unrealized appreciation or depreciation previously recognized, but considering unamortized upfront fees and prepayment penalties. Net change in unrealized appreciation or depreciation reflects the change in portfolio investment values during the reporting period, including any reversal of previously recorded unrealized appreciation or depreciation, when gains or losses are realized.

Payment-in-Kind Interest

The Company may have investments that contain a payment-in-kind, or PIK, interest provision. For loans with contractual PIK interest, any interest will be added to the principal balance of such investments and be recorded as income, if the valuation indicates that such interest is collectible.

Income Taxes

The Company, as a limited liability company, allocates all income or loss to its unitholders according to their respective percentage of ownership. Therefore, no provision for federal or state income taxes has been included in these financial statements.

The Company may be subject to withholding taxes on income and capital gains imposed by certain countries in which the Company invests. The withholding tax on income is netted against the income accrued or received. Any reclaimable taxes are recorded as income. The withholding tax on realized or unrealized gain is recorded as a liability.

The Company follows the guidance for uncertainty in income taxes included in the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 740, Income Taxes. This guidance requires the Company to determine whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including the resolution of any related appeals or litigation processes, based on the technical merits of the position.

At September 30, 2013, no tax liability for uncertain tax provision has been recognized in the accompanying financial statements nor did the Company recognize any interest and penalties related to unrecognized tax benefits. The earliest year that the Company’s income tax returns are subject to examination is the period ending December 31, 2012.

Unitholders are individually responsible for reporting income or loss, to the extent required by the federal and state income tax laws and regulations, based upon their respective share of the Company’s income and expense as reported for income tax purposes.

Calculation of Net Asset Value

The Company’s net asset value is calculated on a quarterly basis and commenced with respect to the first full quarter after the Company commenced operations. The Company calculates its net asset value per unit by subtracting total liabilities from the total value of our assets on the date of valuation and dividing the result by the total number of outstanding units on the date of valuation. The net asset value per Class A, Class C and Class I units are calculated on a pro-rata basis based on units outstanding.

Operating Expense Responsibility Agreement

The Company and the Sponsor entered into an Amended Operating Expense Responsibility Agreement effective as of June 11, 2013 and covering expenses through September 30, 2013. Pursuant to the terms of the Amended Operating Expense Responsibility Agreement, the Sponsor has paid expenses on behalf of the Company through September 30, 2013 and will additionally pay the accrued operating expenses of the Company as of September 30, 2013 on behalf of the Company. Such expenses will not be reimbursable to the Sponsor until the Company has raised $200 million of gross proceeds and therefore have not been recorded as expenses of the Company as of September 30, 2013. Such expenses will be expensed and payable by the Company in the period, if and when they become reimbursable.

Organization and Offering Costs

The Sponsor has incurred organization and offering costs on behalf of the Company. Organization and offering costs are reimbursable to the Sponsor up to 5.00% of the gross offering proceeds (the “O&O Reimbursement Limit”) raised from the offering and will be accrued and payable by the Company only to the extent that such costs do not exceed the O&O Reimbursement Limit. Reimbursement of organization and offering costs that exceed the O&O Reimbursement Limit will be expensed in the period they become reimbursable, which is dependent on the gross offering proceeds raised in such period, and are therefore not included on the Statements of Assets and Liabilities as of September 30, 2013. These expense reimbursements are subject to regulatory caps and approval by the Company’s Board of Managers. If the Company sells the Maximum Offering, it anticipates that such expenses will equal approximately 1.25% of the gross proceeds raised.

Recently Issued Accounting Pronouncements

Under the Jumpstart Our Business Startups Act (the “JOBS Act”), emerging growth companies can delay the adoption of new or revised accounting standards until such time as those standards apply to private companies. The Company is choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, the Company’s financial statements may not be comparable to those of companies that comply with public company effective dates.

Risk Factors

The Company has no operating history and is subject to the business risks and uncertainties associated with any new business. As an externally-managed Company, the Company will be largely dependent on the efforts of the Advisor and other service providers.

The Company is subject to financial market risks, including changes in interest rates. Global economies and capital markets can and have experienced significant volatility, which has increased the risks associated with investments in collateralized private debt instruments. Investment in the Company carries risk and there are no guarantees that the Company’s investment objective will be achieved.

Investments generally consist of debt instruments that may be affected by business, financial market or legal uncertainties. A variety of factors related to the Company’s investments are difficult to predict, such as domestic or international economic and political developments, and may significantly affect the results of the Company’s activities.

See the section titled “Risk Factors” in the Company’s Registration Statement on Form S-1 (File No. 333-185676).

Note 3. Fair Value Measurements

As of September 30, 2013, all of the Company’s portfolio investments utilized Level 3 inputs. The following table presents the quantitative information about Level 3 fair value measurements of the Company’s investments as of September 30, 2013:

	Fair value	Valuation technique	Unobservable input	Range (weighted average)
Senior secured trade finance	$1,265,720	Market approach	Market yield	9.85% - 12.55% (11.44%)
Mezzanine term loan	$1,959,087	Income approach	Market yield	14.50%

The significant unobservable inputs used in the fair value measurement of the Company’s trade finance investments are market yields. Significant increases in market yields would result in significantly lower fair value measurements.

For details of the country-specific risk concentrations for the Company’s investments, refer to the Condensed Consolidated Schedule of Investments.

Note 4. Investments

The Company’s senior secured trade finance investments represent participations held in a portion of larger senior secured trade finance facilities structured and originated by the Company’s sub-advisors and their affiliated entities. These participations may or may not be disclosed to the debtor company. As of September 30, 2013, three of the Company’s investments represent senior secured trade finance participations with a single counterparty, with underlying borrowers in those participated investments located in Ecuador ($765,720) and Chile ($500,000). In addition, as of September 30, 2013, one of the Company’s investments was a direct term loan to a borrower in Indonesia ($1,959,087).

Note 5. Related Parties

Due from affiliates on the Consolidated Statement of Assets and Liabilities represents $41,076 due from the Sponsor in connection with the Amended Operating Expense Responsibility Agreement. These operating expenses were paid by the Company during the quarter ended September 30, 2013, but under the terms of the Amended Operating Expense Responsibility Agreement are the responsibility of the Sponsor.

Due to affiliates on the Consolidated Statement of Assets and Liabilities represents the non-contingent portion of offering costs totaling $28,856 due to the Sponsor pursuant to the terms outlined in Note 2 as well as an additional $252 that was due to the Sponsor as of December 31, 2012.

During the month of September, 2013, one of the Company’s sub-advisors misapplied principal payments received from two investments to another participant’s account. The Advisor identified the error and all payments were fully reconciled during the first week of October, 2013. The misapplied payment has been identified as “Sub-advisor receivable” on the Consolidated Statements of Assets and Liabilities.

Note 6. Agreements

Asset management fees payable to the Advisor are remitted quarterly in arrears and are equal to 0.50% (2.00% per annum) of Gross Asset Value, as defined in the advisory agreement between the Company and the Advisor. Asset management fees are paid to the Advisor in exchange for fund management and administrative services. Although the Advisor will manage, on the Company’s behalf, many of the risks associated with global investments in developing economies, management fees do not include the cost of any hedging instruments or insurance policies that may be required to appropriately manage the Company’s risk. If certain financial goals are reached by the Company, the Company is required to pay the Advisor an incentive fee on net investment income and an incentive fee on capital gains. The incentive fee on net investment income, or the subordinated incentive fee on income, will be calculated and payable quarterly in arrears and will be based upon the Company’s pre-incentive fee net investment income for the immediately preceding quarter. No subordinated incentive fee is earned by the Advisor in any calendar quarter in which the Company’s pre-incentive fee net investment income does not exceed the preferred return rate of 1.50% (6.00% annualized) (the “Preferred Return”). In any quarter, all of the Company’s pre-incentive fee net investment income, if any, that exceeds the quarterly Preferred Return, but is less than or equal to 1.875% (7.50% annualized) at the end of the immediately preceding fiscal quarter, will be payable to the Advisor. For any quarter in which the Company’s pre-incentive fee net investment income exceeds 1.875% on its net assets at the end of the immediately preceding fiscal quarter, the incentive fee on income shall equal 20% of the amount of the Company’s pre-incentive fee net investment income.

An incentive fee on capital gains will be earned on investments sold and shall be determined and payable to the Advisor in arrears as of the end of each calendar year. The incentive fee on capital gains is equal to 20% of the Company’s realized capital gains on a cumulative basis from inception, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fees on capital gains. The Company has no capital gains and therefore did not accrue an incentive fee for either the period ended September 30, 2013 or the period ended December 31, 2012.

As of September 30, 2013, pursuant to the terms of the Amended Operating Expense Responsibility Agreement, the Sponsor has paid approximately $1,044,203 of operating expenses on behalf of the Company and will pay an additional $403,243 of expenses, which would have been accrued by the Company as of September 30, 2013. Such expenses will be expensed and payable by the Company to the Sponsor once the Company has raised gross proceeds of $200 million.

Note 7. Organization and Offering Costs

As of September 30, 2013, the Sponsor has paid approximately $4.1 million of offering costs and $236 thousand of organization costs, all of which were paid directly by the Sponsor on behalf of the Company, and will be reimbursed to the Sponsor as disclosed in Note 2 of the consolidated financial statements. Such amounts include approximately $1.1 million of offering costs and $6,645 of organization costs which were incurred by the Sponsor during the nine months ended September 30, 2013. During the period ended September 30, 2013, $215,732 was paid and $28,856 was recognized as a liability to the Sponsor as payment towards the reimbursement of offering costs. The total, $244,588, is included as a reduction to net assets on the Consolidated Statement of Changes in Net Assets.

Note 8. Unit Capital

The Company has three classes of units, Class A units, Class C units and Class I units. The unit classes have different sales commissions and dealer manager fees, and there is an ongoing distribution fee with respect to Class C units. All units participate in the income and expenses of the Company on a pro-rata basis based on the number of units outstanding and therefore have the same net asset value per unit. The following table is a summary of the units issued during the nine months ended September 30, 2013:

	Units Outstanding as of December 31, 2012	Units Issued During the Period	Units Outstanding as of September 30, 2013
Class A Units	22,160.665	345,799.546	367,960.211
Class C Units	—	—	—
Class I Units	—	172,920.420	172,920.420

Total	22,160.665	518,719.966	540,880.631

Note 9. Distributions

On June 12, 2013, with the authorization of the Company’s board of managers, the Company declared distributions for all classes of units for the period from July 1 through July 31, 2013. These distributions were calculated based on unitholders of record for each day in an amount equal to $0.00173082 per unit per day. On August 2, 2013, $857.28 of these distributions were paid in cash and on July 31, 2013, $18,547.15 were reinvested in units for those unitholders participating in the Company’s amended and restated distribution reinvestment plan (the “Distribution Reinvestment Plan”).

On July 24, 2013, with the authorization of the Company’s board of managers, the Company declared distributions for all classes of units for the period from August 1 through August 31, 2013. These distributions were calculated based on unitholders of record for each day in an amount equal to $0.00173082 per unit per day. On September 3 and September 5, 2013, $22,931.98 of these distributions were paid in cash and on August 30, 2013, $1,451.63 were reinvested in units for those unitholders participating in the Distribution Reinvestment Plan.

On August 6, 2013, with the authorization of the Company’s board of managers, the Company declared distributions for all classes of units for the period from September 1 through September 30, 2013. These distributions were calculated based on unitholders of record for each day in an amount equal to $0.00173082 per unit per day. On October 2, 2013, $22,891.67 of these distributions were paid in cash and on September 30, 2013, $1,771.23 were reinvested in units for those unitholders participating in the Distribution Reinvestment Plan.

On September 18, 2013, with the authorization of the Company’s board of managers, the Company declared distributions for all classes of units for the period from October 1 through October 31, 2013. These distributions were calculated based on unitholders of record for each day in an amount equal to $0.00173082 per unit per day (less the distribution fee with respect to Class C units). On November 4, 2013, $47,960.48 of these distributions were paid in cash and on October 31, 2013, $6,601.16 were reinvested in units for those unitholders participating in the Distribution Reinvestment Plan.

Note 10. Financial Highlights

The following is a schedule of financial highlights of the Company for the period beginning June 11, 2013, the date the Company commenced operations, and ended September 30, 2013. The Company’s income and expense is allocated pro-rata across the outstanding Class A, Class C and Class I units, as applicable, and therefore the financial highlights are equal for each of the outstanding classes.

Class A & I
Per unit data[1]:
Net proceeds before offering costs[2]	$9.025
Offering costs	(0.452)

Net proceeds after offering costs	8.573
Net investment income	0.166
Distributions	(0.166)

Net increase/(decrease) in net assets	0.000

Net asset value at end of period	$8.573

Total return based on net asset value plus offering costs[3]	1.936%
Ratio/Supplemental data (annualized)[4]:
Ratio of net investment income to average net assets[3]	4.82%
Ratio of operating expenses to average net assets[3]	2.18%

[1]	The per unit data was derived by using the weighted average units outstanding during the period from June 11, 2013 through September 30, 2013.
[2]	Represents net asset value at the beginning of the period.

[3]	Total return, ratio of net investment income and ratio of operating expenses to average net assets for the period beginning June 11, 2013 and ended September 30, 2013, prior to the effect of the Amended Operating Expense Responsibility Agreement were (13.21%), (32.90%) and 39.89%, respectively. The ratio of net investment income and ratio of net expenses to average net assets for the nine months ended September 30, 2013 have been annualized assuming consistent results over a full fiscal year, and are calculated using the full nine month period ending September 30, 2013.
[4]	The Company’s net investment income has been annualized assuming consistent results over a full fiscal year, however, this may not be indicative of a full fiscal year due to the Company’s brief period of operations through September 30, 2013.

Note 11. Subsequent Events

The Company’s management has evaluated subsequent events through the date of issuance of the consolidated financial statements included herein. There have been no subsequent events that occurred during such period that would require disclosure in the Form 10-Q or would be required to be recognized in the consolidated financial statements as of and for the nine months ended September 30, 2013, except as discussed below.

Distributions

On October 30, 2013, with the authorization of the Company’s board of managers, the Company declared distributions for all classes of units for the period from November 1 through November 30, 2013. These distributions will be calculated based on unitholders of record for each day in an amount equal to $0.00173082 per unit per day (less the distribution fee with respect to Class C units). On or before December 3, 2013, these distributions will be paid in cash or reinvested in units, for those unitholders participating in the Distribution Reinvestment Plan.

Status of the Offering

Subsequent to September 30, 2013 through November 8, 2013, the Company sold approximately 693,792.35 units in the Offering (including shares issued pursuant to the DRIP) for $6,261,475.95 in gross proceeds. As of November 8, 2013, the Company had received approximately $11.1 million in total gross offering proceeds through the issuance of approximately 1.2 million total units in the Offering (including units issued pursuant to the DRIP).

Unit Offering Price

Pursuant to the net asset value determination by the Company’s board of managers, the value has not increased above nor decreased below our net proceeds per unit; therefore, the Company will continue to sell units at a price of $10.00 per Class A unit, $9.576 per Class C unit and $9.186 per Class I unit.

Investments

Subsequent to September 30, 2013 through November 8, 2013, the Company funded the contractual commitment of $1,000,000 to our mezzanine term loan borrower in Indonesia.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with our financial statements and related notes and other financial information appearing elsewhere in this quarterly report on Form 10-Q.

Except as otherwise specified, references to “we,” “us,” “our,” or the “Company,” refer to TriLinc Global Impact Fund, LLC.

Forward Looking Statements

Some of the statements in this Form 10-Q constitute forward-looking statements, which relate to future events or our future performance or financial condition. The forward-looking statements contained in this quarterly report involve risks and uncertainties, including statements as to:

•	our future operating results;

•	our ability to raise capital in our public offering;

•	our ability to purchase or make investments;

•	our business prospects and the prospects of our borrowers;

•	the economic, social and/or environmental impact of the investments that we expect to make;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the companies in which we invest;

•	our dependence on our Advisor and on the financial resources of our Sponsor;

•	the ability of our sub-advisors and borrowers to achieve their objectives;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital; and

•	the timing of cash flows, if any, from the operations of our borrowers.

We use words such as “anticipates,” “believes,” “expects,” “intends” and similar expressions to identify forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements for any reason.

We have based the forward-looking statements included in this report on information available to us on the date of this report, and we assume no obligation to update any such forward-looking statements. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC.

Overview

We are a Delaware limited liability company that intends to make impact investments in SMEs that provide the opportunity to achieve both competitive financial returns and positive measurable impact. We intend to use the proceeds raised from the issuance of units to invest in Small and Medium Enterprises (“SMEs”) through local market sub-advisors in a diversified portfolio of financial assets, including direct loans, convertible debt instruments, trade finance, structured credit and preferred and common equity investments. We anticipate that a substantial portion of our assets will consist of collateralized private debt instruments, which we believe offer opportunities for competitive risk-adjusted returns and income generation. We will be externally managed and advised by TriLinc Advisors, LLC (the “Advisor”).

Our business strategy is to generate competitive financial returns and positive economic, social and environmental impact by providing financing to SMEs, primarily in developing economies. Our style of investment is referred to as impact investing, which J.P. Morgan Global Research and Rockefeller Foundation in a 2010 report called “an emerging alternative asset class” and defined as investing with the intent to create positive impact beyond financial return. We believe it is possible to generate competitive financial returns while creating positive, measurable impact. We intend to measure the economic, social and environmental impact of our investments using industry-standard metrics, including the Impact Reporting and Investment Standards. Through our investments in SMEs, we intend to enable job creation and stimulate economic growth.

Our investment objectives are to provide our unitholders current income, capital preservation, and modest capital appreciation primarily through SME trade finance and term loan financing, while employing rigorous risk-mitigation and due diligence practices, and transparently measuring and reporting the economic, social and environmental impacts of our investments. Once we have raised significant capital, we expect that the majority of our investments will be senior and other collateralized loans to SMEs with established, profitable businesses in developing economies. With the three sub-advisors that we have contracted to assist the Advisor in implementing the Companies investment program, we expect to provide growth capital financing generally ranging in size from $1-10 million. We will seek to protect and grow investor capital by: (1) targeting countries with favorable economic growth and investor protections; (2) partnering with sub-advisors with significant experience in local markets; (3) focusing on creditworthy lending targets who have at least 3-year operating histories and demonstrated cash flows enabling loan repayment; (4) making primarily debt investments, backed by collateral and borrower guarantees; (5) employing best practices in our due diligence and risk mitigation processes; and (6) monitoring our portfolio on an ongoing basis.

Investments will primarily be credit facilities to developing economy SMEs, including trade finance and term loans, through TriLinc Advisor’s team of professional sub-advisors with a local presence in the markets where they invest. We will typically provide financing that is collateralized, has a short to medium-term maturity and is self-liquidating through the repayment of principal. By providing additional liquidity to growing small businesses, we believe we will support both economic growth and the expansion of the global middle class.

Since we anticipate that the majority of our assets will consist of term loans and trade finance instruments, we expect that the majority of our revenue will be generated in the form of interest. We will also generate cash flow from capital repayments from investments and revenue from acquisition fees and expenses paid by borrowers in connection with the origination of loans.

We were organized as a Delaware limited liability company on April 30, 2012 and our prospectus was declared effective by the Securities and Exchange Commission on February 25, 2013. We intend to operate our business in a manner that will permit us to maintain our exemption from registration as an investment company under the Investment Company Act of 1940. On June 11, 2013, we satisfied the minimum offering requirement of $2,000,000 (the “Minimum Offering”) through purchases by the Sponsor and we then commenced operations.

Critical Accounting Policies and Use of Estimates

The following discussion addresses the initial accounting policies that we expect to utilize based on our current expectations of our initial operations. Our most critical accounting policies involve decisions and assessments that could affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments upon which our financial statements are based will be reasonable at the time made and based upon information available to us at that time. Our critical accounting policies and accounting estimates will be expanded over time as we continue to implement our business and operating strategy. Those material accounting policies and estimates that we initially expect to be most critical to an investor’s understanding of our financial results and condition, as well as those that require complex judgment decisions by our management are discussed below.

Basis of Presentation

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which requires the use of estimates, assumptions and the exercise of subjective judgment as to future uncertainties.

Although we were organized and intend to conduct our business in a manner so that we are not required to register as an investment company under the Investment Company Act of 1940, our financial statements are prepared using the specialized accounting principles of the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 946, Financial Services — Investment Companies. Overall, we believe that the use of investment company accounting makes our financial statements more useful to investors and other financial statement users since it allows a more appropriate basis of comparison to other entities with similar objectives.

Valuation of Investments

Our board of managers has established procedures for the valuation of our investment portfolio in accordance with ASC Topic 820, Fair Value Measurement (“ASC 820”). ASC 820 requires enhanced disclosures about assets and liabilities that are measured and reported at fair value. As defined in ASC 820, fair value is the price that would be received when selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

ASC 820 establishes a hierarchal disclosure framework that prioritizes and ranks the level of market price observability of inputs used in measuring investments at fair value. Market price observability is affected by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Based on the observability of the inputs used in the valuation techniques, the Company is required to provide disclosures on fair value measurements according to the fair value hierarchy. The fair value hierarchy ranks the observability of the inputs used to determine fair values. Investments carried at fair value are classified and disclosed in one of the following three categories:

•	Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•	Level 2 — Valuations based on inputs other than quoted prices included in Level 1, which are either directly or indirectly observable.

•	Level 3 — Valuations based on inputs that are unobservable and where there is little, if any, market activity at the measurement date. The inputs for the determination of fair value may require significant management judgment or estimation and is based upon management’s assessment of the assumptions that market participants would use in pricing the assets or liabilities. These investments include debt and equity investments in private companies or assets valued using the market or income approach and may involve pricing models whose inputs require significant judgment or estimation because of the absence of any meaningful current market data for identical or similar investments. The inputs in these valuations may include, but are not limited to, capitalization and discount rates and earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples. The information may also include pricing information or broker quotes that include a disclaimer that the broker would not be held to such a price in an actual transaction. The non-binding nature of consensus pricing and/or quotes accompanied by disclaimer would result in classification as Level 3 information, assuming no additional corroborating evidence.

The inputs used in the determination of fair value may require significant judgment or estimation.

Investments for which market quotations are readily available are valued at those quotations. Most of our investments will be private investments in companies whose securities are not actively traded in the market and for which quotations will not be available. For those investments for which market quotations are not readily available, or when such market quotations are deemed by the Advisor not to represent fair value, our board of managers has approved a multi-step valuation process to be followed each fiscal quarter, as described below:

1.	Each investment will be valued by the Advisor in collaboration with the relevant sub-advisor;

2.	For all investments with a maturity of greater than 12 months, we have engaged Duff & Phelps, LLC (“Duff & Phelps”) to conduct a review on the reasonableness of our internal estimates of fair value on each asset on a quarterly rotating basis, with each of such investments being reviewed at least annually, and provide an opinion that the Advisor’s estimate of fair value for each investment is reasonable;

3.	The audit committee of our board of managers will review and discuss the preliminary valuation prepared by the Advisor and any opinion rendered by Duff & Phelps; and

4.	Our board of managers will discuss the valuations and determine the fair value of each investment in our portfolio in good faith based on the input of the Advisor, Duff & Phelps and the audit committee. Our board of managers is ultimately responsible for the determination, in good faith, of the fair value of each investment.

Below is a description of factors that our board of managers may consider when valuing our investments.

Fixed income investments are typically valued utilizing a market approach, an income approach, or both approaches, as appropriate. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities (including the sale of a business). The income approach uses valuation techniques to convert future amounts (for example, interest and principal payments) to a single present value amount (discounted) calculated based on an appropriate discount rate. The measurement is based on the net present value indicated by current market expectations about those future amounts. In following these approaches, the types of factors that we may take into account in valuing our investments include, as applicable: available current market data, including relevant and applicable market trading and transaction comparables, applicable market yields and multiples, security covenants, call protection provisions, information rights, the nature and realizable value of any collateral, the borrower’s ability to make payments, its earnings and discounted cash flows, the markets in which the company does business, comparisons of financial ratios of peer companies that are public, the principal market for the borrower’s securities and an estimate of the borrower’s enterprise value, among other factors.

Equity interests in portfolio companies for which there is no liquid public market are valued at fair value. The board of managers, in its analysis of fair value, may consider various factors, such as multiples of earnings before interest, taxes, depreciation and amortization, or EBITDA, cash flows, net income, revenues or in limited instances book value or liquidation value. All of these factors may be subject to adjustments based upon the particular circumstances of a portfolio company or our actual investment position. For example, adjustments to EBITDA may take into account compensation to previous owners or the effects of acquisitions, recapitalizations, restructurings or other similar items.

We may also look to private merger and acquisition statistics, public trading multiples discounted for illiquidity and other factors, valuations implied by third-party investments in the portfolio companies or industry practices in determining fair value. We may also consider the size and scope of a portfolio company and its specific strengths and weaknesses, as well as any other factors we deem relevant in measuring the fair values of our investments.

Revenue Recognition

We record interest income on an accrual basis to the extent that we expect to collect such amounts. We do not accrue as a receivable interest on loans for accounting purposes if we have reason to doubt our ability to collect such interest. We record prepayment premiums on loans and debt securities as interest income using the effective yield method.

We place loans on non-accrual status when principal and interest are past due 90 days or more or when there is a reasonable doubt that we will collect principal or interest. Accrued interest is generally reversed when a loan is placed on non-accrual. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment of the financial condition of the borrower. Non-accrual loans are generally restored to accrual status when past due principal and interest is paid and, in the Advisor’s judgment, is likely to remain current over the remainder of the term.

Structuring and similar fees are recognized as income is earned. Structuring and similar fees are included in interest income.

Net Realized Gains or Losses and Net Change in Unrealized Appreciation or Depreciation on Investments

We measure net realized gains or losses by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment, including unamortized upfront fees and prepayment penalties. Realized gains or losses on the disposition of an investment are calculated using the first in first out (FIFO) method, utilizing the amortized cost basis of the investment, without regard to unrealized appreciation or depreciation previously recognized, but considering unamortized upfront fees and prepayment penalties. Net change in unrealized appreciation or depreciation reflects the change in portfolio investment values during the reporting period, including any reversal of previously recorded unrealized appreciation or depreciation, when gains or losses are realized.

Payment-in-Kind Interest

We may have investments that contain a payment-in-kind, or PIK, interest provision. For loans with contractual PIK interest, any interest will be added to the principal balance of such investments and be recorded as income, if the valuation indicates that such interest is collectible.

Organization Expenses

Organization expenses, together with offering expenses, are reimbursable to the Sponsor up to 5.00% of the gross offering proceeds (the “O&O Reimbursement Limit”) raised from the offering and will be accrued and payable by the Company only to the extent that such costs do not exceed the O&O Reimbursement Limit. Reimbursement of organization and offering costs that exceed the O&O Reimbursement Limit will be expensed in the period they become reimbursable, which is dependent on the gross offering proceeds raised in such period, and are therefore not included on the Statements of Assets and Liabilities as of September 30, 2013. These expense reimbursements are subject to regulatory caps and approval by the Company’s Board of Managers. If the Company sells the Maximum Offering, it anticipates that such expenses will equal approximately 1.25% of the gross proceeds raised.

Offering Expenses

Offering expenses, which consist of fees paid in relation to items such as legal, accounting, regulatory and printing work incurred related to our offering, are charged directly against the proceeds of the offering. Offering expenses, together with organization expenses, are reimbursable to the Sponsor up to the O&O Reimbursement Limit and will be accrued and payable by the Company only to the extent that such costs do not exceed the O&O Reimbursement Limit. Reimbursement of organization and offering costs that exceed the O&O Reimbursement Limit will be expensed in the period they become reimbursable, which is dependent on the gross offering proceeds raised in such period, and are therefore not included on the Statements of Assets and Liabilities as of September 30, 2013. These expense reimbursements are subject to regulatory caps and approval by the Company’s Board of Managers. If the Company sells the Maximum Offering, it anticipates that such expenses will equal approximately 1.25% of the gross proceeds raised.

Expense Responsibility Agreement

Pursuant to the terms of the Amended Operating Expense Responsibility Agreement, the Sponsor has paid expenses on behalf of the Company through September 30, 2013 and will additionally pay the accrued operating expenses of the Company as of September 30, 2013 on behalf of the Company. Such expenses will not be reimbursable to the Sponsor until the Company has raised $200 million of gross proceeds and therefore have not been recorded as expenses of the Company as of September 30, 2013. Such expenses will be expensed and payable by the Company in the period, if and when they become reimbursable.

U.S. Federal Income Taxes

We are characterized as a partnership for U.S. Federal income tax purposes.

Calculation of Net Asset Value

The Company’s net asset value is calculated on a quarterly basis and commenced with respect to the first full quarter after the Company commenced operations. The Company calculates its net asset value per unit by subtracting total liabilities from the total value of our assets on the date of valuation and dividing the result by the total number of outstanding units on the date of valuation. The net asset value per Class A, Class C and Class I units are calculated on a pro-rata basis based on units outstanding.

Value Determinations in Connection with this Best-Efforts Offering

We are offering our units on a continuous basis at an offering price of $10.00 per Class A unit, $9.576 per Class C unit and $9.186 per Class I unit; however, following the commencement of valuations, to the extent that our net asset value on the most recent valuation date increases above or decreases below our net proceeds per unit as stated in the Company’s prospectus, our board of managers will adjust the offering prices of all classes of units to ensure that no unit is sold at a price, after deduction of selling commissions, dealer manager fees and organization and offering expenses, that is above or below our net asset value per unit as of such valuation date.

Promptly following any such adjustment to the offering prices per unit, we will file a prospectus supplement or post-effective amendment to the registration statement with the SEC disclosing the adjusted offering prices, and we will also post the updated information on our website at www.trilincglobalimpactfund.com. The adjusted offering prices will become effective five business days after our board of managers determines to set the new prices and we publicly disclose such prices.

Recently Issued Accounting Pronouncements

Under the Jumpstart Our Business Startups Act (the “JOBS Act”), emerging growth companies can delay the adoption of new or revised accounting standards until such time as those standards apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Results of Operations

Revenues. Interest income increased from $3,713 in the prior quarter to $95,868, representing the first full quarter since we commenced operations as well as an increase in weighted average investment balance and driven by a weighted average yield on investments of 13.3% as of September 30, 2013. Interest income includes $9,198 from the amortization of an upfront fee paid on our term loan position. We generate revenue in the form of interest on the debt securities that we hold and distributions and capital gains on other interests that we acquire in our portfolio companies. We expect that the senior debt we invest in will generally have stated terms of three to five years and that the subordinated debt we invest in will generally have stated terms of three to five years. Our senior and subordinated debt investments may bear interest at a fixed or floating rate. Interest on debt securities is generally payable monthly, quarterly or semi-annually. In some cases, some of our investments may provide for deferred interest payments or PIK interest. The principal amount of the debt securities and any accrued but unpaid interest generally will become due at the maturity date. In addition, we generate revenue in the form of acquisition and other fees in connection with some transactions. Original issue discounts and market discounts or premiums are capitalized, and we accrete or amortize such amounts as interest income using the effective interest method. We record prepayment premiums on loans and debt securities as interest income. Dividend income, if any, will be recognized on an accrual basis to the extent that we expect to collect such amounts.

Expenses. The asset management fee increased from $3,090 in the prior quarter to $23,331, representing the first full quarter since we commenced operations as well as a total increase of $1,672,708 in gross assets. Our Advisor earned an incentive fee of $14,591 during the quarter. Of this amount, we will pay the Advisor $4,571 and the Sponsor will pay the Advisor $10,020, as outlined in the Amended Operating Expense Responsibility Agreement. During the three months ended September 30, 2013, pursuant to the terms of the Amended Operating Expense Responsibility Agreement, the Sponsor agreed to pay an additional $280,607 of operating expenses on behalf of the Company, which will not be reimbursable to the Sponsor until the Company has raised $200 million of gross proceeds. Going forward, we expect our primary expenses to be the payment of asset management fees and the reimbursement of expenses under our Advisory Agreement with the Advisor. We will bear other expenses, which are expected to include, among other things:

•	organization and offering expenses relating to offerings of units, subject to limitations included in our Advisory Agreement;

•	the cost of calculating our net asset value, including the related fees and cost of retaining Duff & Phelps, LLC and any other third-party valuation services;

•	the cost of effecting sales and repurchases of units;

•	fees payable to third parties relating to, or associated with our financial and legal affairs, making investments, and valuing investments, including fees and expenses associated with performing due diligence reviews of prospective investments and sub-advisors;

•	fees payable to our Advisor;

•	interest payable on debt, if any, incurred to finance our investments;

•	transfer agent and custodial fees;

•	fees and expenses associated with marketing efforts;

•	federal and state registration fees;

•	independent manager fees and expenses, including travel expenses;

•	costs of Board meetings, unitholders’ reports and notices and any proxy statements;

•	costs of fidelity bonds, managers and officers errors and omissions liability insurance and other types of insurance;

•	direct costs, including those relating to printing of unitholder reports and advertising or sales materials, mailing, long distance telephone and staff;

•	fees and expenses associated with the collection, monitoring, reporting of the non-financial impact of our investments, including expenses associated with third party audits of our impact data;

•	fees and expenses associated with independent audits and outside legal costs, including compliance with the Sarbanes-Oxley Act of 2002 and applicable federal and state securities laws; and

•	all other expenses incurred by us or the Advisor or sub-advisors in connection with administering our investment portfolio, including expenses incurred by our Advisor in performing certain of its obligations under the Advisory Agreement.

Net Realized Gains or Losses and Net Change in Unrealized Appreciation or Depreciation on Investments. We will measure net realized gains or losses by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment, without regard to unrealized appreciation or depreciation previously recognized, but considering unamortized upfront fees and prepayment penalties. Net change in unrealized appreciation or depreciation will reflect the change in portfolio investment values during the reporting period, including any reversal of previously recorded unrealized appreciation or depreciation, when gains or losses are realized.

Liquidity and Capital Resources

We will generate cash primarily from the net proceeds from the sale of units and from cash flows from interest, dividends and fees earned from our investments and principal repayments and proceeds from sales of our investments. Our primary use of cash will be to make investments in portfolio companies, payments of our expenses and cash distributions to our unitholders. We expect to maintain cash reserves from time to time for investment opportunities, working capital and distributions. We will sell our units on a continuous basis at initial offering prices of $10.00 per Class A unit, $9.576 per Class C unit, and $9.186 per Class I unit; however, following the commencement of valuations, to the extent that our net asset value on the most recent valuation date increases above or decreases below our net proceeds per unit as stated in the Company’s prospectus, our board of managers will adjust the offering prices of all classes of units to ensure that no unit is sold at a price, after deduction of selling commissions, dealer manager fees and organization and offering expenses, that is above or below our net asset value per unit as of such valuation date.

Based on the valuation with respect to the quarter ended September 30, 2013, the offering price of our units has not changed and we are continuing to sell them at their original prices. However, the valuation and the offering prices would have decreased if the Sponsor had not absorbed a substantial portion of the Company’s operating expenses since it began its operations.

As of November 8, 2013, the Company has sold approximately 1.2 million total units in the Offering (including units pursuant to the DRIP) for total gross offering proceeds of approximately $11.1 million.

We may borrow funds to make investments, including before we have fully invested the proceeds raised from the issuance of units, to the extent we determine that leveraging our portfolio would be appropriate. We have not decided whether, and to what extent, we will finance portfolio investments using debt or the specific form that any such financing would take. Accordingly, we cannot predict with certainty what terms any such financing would have or the costs we would incur in connection with any such arrangement.

On May 15, 2012, the Advisor purchased 22,160.665 Class A units for aggregate gross proceeds of $200,000. In June 2013, the Sponsor purchased 321,329.639 Class A units for aggregate gross proceeds of $2,900,000.

Contractual Obligations

We have entered into certain contracts under which we have material future commitments. On February 25, 2013, we entered into the Advisory Agreement with the Advisor. The Advisory Agreement was effective as of February 25, 2013, the date that the Company’s registration statement was declared effective by the SEC. The Advisor will serve as our advisor in accordance with the terms of our Advisory Agreement. Payments under our Advisory Agreement in each reporting period will consist of (i) an asset management fee equal to a percentage of the value of our gross assets, and (ii) the reimbursement of certain expenses. Certain subordinated fees based on our performance are payable after our subordination is met. We also had an unfunded commitment to our mezzanine term loan borrower of $1,000,000 as of September 30, 2013. This commitment was fulfilled in full on October 29, 2013 per the drawdown request from the borrower. The mezzanine term loan borrower has the option to extend the maturity of the loan for 3 years in 12-month increments. Each extension requires the mezzanine term loan borrower to meet the extension criteria in the loan agreement and pay a fee of 2.5% of the loan balance at the time of extension.

If any of our contractual obligations discussed above are terminated, our costs may increase under any new agreements that we enter into as replacements. We would also likely incur expenses in locating alternative parties to provide the services we expect to receive under our Advisory Agreement.

Off-Balance Sheet Arrangements

Other than contractual commitments and other legal contingencies incurred in the normal course of our business, we do not expect to have any off-balance sheet financings or liabilities. The Company will reimburse organization and offering expenses to the Sponsor to the extent that such reimbursement does not exceed 5.0% of the gross offering proceeds raised from the offering. As of September 30, 2013, the total amount that would be due to be reimbursed to the Sponsor is approximately $4.1 million. Pursuant to the terms of an Amended Operating Expense Responsibility Agreement between the Company and the Sponsor, the Sponsor has paid expenses on behalf of the Company through September 30, 2013 and will pay additional accrued operating expenses of the Company, which will not be reimbursable to the Sponsor until the Company has raised $200 million of gross proceeds. Such expenses will be expensed and payable by the Company in the period they become reimbursable and are estimated to be approximately $1.5 million.

Distributions

We have paid distributions commencing with the month beginning July 1, 2013, and we intend to continue to pay distributions on a monthly basis. From time to time, we may also pay interim distributions at the discretion of our board. Distributions are subject to the board of managers’ discretion and applicable legal restrictions and accordingly, there can be no assurance that we will make distributions at a specific rate or at all. Distributions will be made on all classes of our units at the same time. The cash distributions with respect to the

Class C units will be lower than the cash distributions with respect to Class A and Class I units because of the distribution fee relating to Class C units, which will be allocated as a Class C specific expense. Amounts distributed to each class will be allocated among the unitholders in such class in proportion to their units. Distributions will be paid in cash or reinvested in units, for those unitholders participating in the Distribution Reinvestment Plan.

Legal Proceedings

Neither we nor our Advisor are currently subject to any material legal proceedings, nor, to our knowledge, is any legal proceeding threatened against us or against our Advisor.

Subsequent Events

There have been no subsequent events that occurred during such period that would require disclosure in the Form 10-Q or would be required to be recognized in the consolidated financial statements as of and for the nine months ended September 30, 2013, except as discussed below.

Distributions

On October 30, 2013, with the authorization of the Company’s board of managers, the Company declared distributions for all classes of units for the period from November 1 through November 30, 2013. These distributions will be calculated based on unitholders of record for each day in an amount equal to $0.00173082 per unit per day (less the distribution fee with respect to Class C units). On or before December 3, 2013, these distributions will be paid in cash or reinvested in units, for those unitholders participating in the Distribution Reinvestment Plan.

Status of the Offering

Subsequent to September 30, 2013 through November 8, 2013, the Company sold approximately 693,792.35 units in the Offering (including shares issued pursuant to the DRIP) for $6,261,475.95 in gross proceeds. As of November 8, 2013, the Company had received $11.1 million in total gross offering proceeds through the issuance of approximately 1.2 million total units in the Offering (including shares issued pursuant to the DRIP).

Unit Offering Price

Pursuant to the net asset value determination by the Company’s board of managers, the value has not increased above nor decreased below our net proceeds per unit; therefore, the Company will continue to sell units at a price of $10.00 per Class A unit, $9.576 per Class C unit and $9.186 per Class I unit.

Investments

Subsequent to September 30, 2013 through November 8, 2013, the Company funded the contractual commitment of $1,000,000 to our mezzanine term loan borrower in Indonesia.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

We are subject to financial market risks, including changes in interest rates. Our investments are currently structured with both fixed and floating interest rates. Those structured with floating rates are referenced to Libor and incorporate fixed interest rate floors. If rates go down further, interest income will not decrease from current levels. To the extent that interest rates go up substantially, these investments will accrue higher amounts of income than currently being realized. Returns on investments that carry fixed rates are not subject to fluctuations in interest rates, and will not adjust should rates move up or down.

To the extent that we borrow money to make investments, our net investment income will be dependent upon the difference between the rate at which we borrow funds and the rate at which we invest these funds. In periods of rising interest rates, our cost of funds would increase, which may reduce our net investment income. As a result, there can be no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income.

Although we operate in a number of foreign markets, all investments are currently denominated in U.S. Dollars. Therefore, the current portfolio does not present currency risk to U.S. unitholders. In the future, we may hedge against interest rate and currency exchange rate fluctuations by using standard hedging instruments such as futures, options and forward contracts. While hedging activities may insulate us against adverse changes in interest rates, they may also limit our ability to participate in benefits of lower interest rates with respect to our portfolio of investments with fixed interest rates.

Item 4. Controls and Procedures

In accordance with Rules 13a-15(b) and 15d-15(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we, under the supervision and with the participation of our Chief Executive Officer and Interim Chief Financial Officer, carried out an evaluation of the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15(e) of the Exchange Act) as of the end of the period covered by this Quarterly Report on Form 10-Q and determined that the disclosure controls and procedures are effective.

Part II. Other Information

Item 1. Legal Proceedings.

There are no pending material legal proceedings to which the Company or any of our subsidiaries or any of our property is subject.

Item 1A. Risk Factors.

Not applicable.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

During the nine months ended September 30, 2013, we did not sell or issue any equity securities that were not registered under the Securities Act.

Use of Proceeds from Registered Securities

On February 25, 2013, our Registration Statement on Form S-1, File No. 333-185676 (the “Registration Statement”), covering a public offering (the “Offering”), of up to $1,500,000,000 units of limited liability company interest (“Units”), was declared effective under the Securities Act of 1933. The Offering commenced on February 25, 2013, and is currently expected to terminate on or before February 24, 2015, unless extended by our board of managers.

Through SC Distributors, LLC, the dealer manager for the Offering, we are offering to the public on a best efforts basis up to $1,250,000,000 of Units, consisting of Class A Units at $10.00 per Unit, Class C Units at $9.576 per Unit and Class I Units at $9.186 per Unit; however, if we sell units at a discounted per Unit price as described in the Registration Statement, we may sell more Units, up to a maximum of $1,250,000,000.

We are also offering up to $250,000,000 of Units at a price of $9.025 per Unit to be issued pursuant to our Distribution Reinvestment Plan. The Units being offered can be reallocated among the different classes and between the primary Offering and the Distribution Reinvestment Plan.

As of September 30, 2013, we had received subscriptions for and issued 540,880.631 of our units for gross proceeds of $4,891,770 (before dealer-manager fees of $5,522 and selling commissions of $4,800, for net proceeds of $4,881,448). From the net offering proceeds, we paid and accrued a total $244,588 towards reimbursement to our Sponsor for our offering costs. With net offering proceeds, we financed $2,237,325 in senior secured trade claim and $1,959,087 in mezzanine term loan transactions.

As of September  30, 2013, approximately $4.1 million remained payable to our Sponsor for costs related to our organization and offering.

Item 3. Defaults Upon Senior Securities.

Not applicable.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

None.

Item 6. Exhibits.

Number	Description

3.1	Certificate of Formation of TriLinc Global Impact Fund, LLC. Incorporated by reference to Exhibit 3.1 to the Draft Registration Statement on Form S-1 (File No. 377-00015) filed with the Securities and Exchange Commission (the “SEC”) on November 1, 2012.

3.2	Amended and Restated Limited Liability Company Operating Agreement. Incorporated by reference to Appendix A to the Prospectus filed pursuant to Rule 424(b)(3) with the SEC on February 27, 2013.

4.1	Amended and Restated Distribution Reinvestment Plan. Incorporated by reference to Appendix C to the Prospectus filed pursuant to Rule 424(b)(3) with the SEC on February 27, 2013.

4.3	Unit Repurchase Program. Incorporated by reference to Appendix D to the Prospectus filed pursuant to Rule 424(b)(3) with the SEC on February 27, 2013 as supplemented by the Prospectus Supplement No. 8 filed pursuant to Rule 424(b)(3) with the SEC on October 4, 2013.

31.1*	Certification of Chief Executive Officer pursuant to Rule 13a-14 of the Securities Exchange Act of 1934, as amended.

31.2*	Certification of Interim Chief Financial Officer pursuant to Rule 13a-14 of the Securities Exchange Act of 1934, as amended.

32.1*	Certification of CEO and Interim CFO Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101**	The following materials from TriLinc Global Impact Fund LLC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed on November 14, 2013, formatted in XBRL (eXtensible Business Reporting Language): (i) Consolidated Statements of Assets and Liabilities, (ii) Consolidated Statement of Operations, (iii) Consolidated Statement of Changes in Net Assets, (iv) Consolidated Statements of Cash Flows, and (v) Notes to the Consolidated Financial Statements.

*	Filed herewith
**	In accordance with Rule 406T of Regulation S-T, the information in these exhibits is furnished and deemed not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, is deemed not filed for purposes of Section 18 of the Exchange Act of 1934, and otherwise is not subject to liability under these sections and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRILINC GLOBAL IMPACT FUND, LLC.

November 14, 2013	By:	/s/ Gloria S. Nelund
Gloria S. Nelund
Chief Executive Officer

November 14, 2013	By:	/s/ Brent L. VanNorman
Brent L. VanNorman
Interim Chief Financial Officer

Exhibit 31.1

Certification of Chief Executive Officer

Pursuant to Rule 13a-14(a) and Rule 15d-14(a)

I, Gloria S. Nelund, certify that:

1)	I have reviewed this quarterly report on Form 10-Q of TriLinc Global Impact Fund, LLC;

2)	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3)	Based on my knowledge, the consolidated financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4)	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Intentionally omitted;

c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in registrant’s internal control over financial reporting that occurred during registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5)	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 14, 2013

/s/ Gloria S. Nelund
Gloria S. Nelund
Chief Executive Officer

Exhibit 31.2

Certification of Chief Financial Officer

Pursuant to Rule 13a-14(a) and Rule 15d-14(a)

I, Brent L. VanNorman, certify that:

1)	I have reviewed this quarterly report on Form 10-Q of TriLinc Global Impact Fund, LLC;

2)	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3)	Based on my knowledge, the consolidated financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4)	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Intentionally omitted;

c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in registrant’s internal control over financial reporting that occurred during registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5)	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 14, 2013

/s/ Brent L. VanNorman
Brent L. VanNorman
Interim Chief Financial Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report on Form 10-Q of TriLinc Global Impact Fund, LLC (the “Company”) for the quarterly period ended September 30, 2013, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), we, Gloria S. Nelund and Brent L. VanNorman, Chief Executive Officer and Interim Chief Financial Officer, respectively, of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to our knowledge:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates and for the periods expressed in the Report.

Dated: November 14, 2013	By	/s/ Gloria S. Nelund
Gloria S. Nelund
Chief Executive Officer

	By	/s/ Brent L. VanNorman
Brent L. VanNorman
Interim Chief Financial Officer